UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SAFEGUARD SCIENTIFICS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

435 Devon Park Drive, Building 800

Wayne, PA 19087-1945

Phone:	610-293-0600
Toll-Free:	877-506-7371
Fax:	610-293-0601

Internet: www.safeguard.com

SAFEGUARD SCIENTIFICS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Dear Shareholder:

You are invited to attend the Safeguard Scientifics, Inc. 2013 Annual Meeting of Shareholders.

DATE:	May 23, 2013

TIME:	8:00 a.m. Eastern Time

PLACE:	Courtyard Philadelphia Valley Forge/King of Prussia 1100 Drummers Lane Wayne, PA 19087 610-687-6700

RECORD DATE:	Only shareholders who owned stock at the close of business on March 27, 2013, can vote at this meeting and any adjournments that may take place.

ITEMS OF BUSINESS:	1. Vote on the election of nine directors;

2. Vote on the ratification of KPMG LLP as our independent registered public accounting firm for 2013;

3. Vote on a non-binding, advisory resolution to approve the compensation of our named executive officers; and

4. Consider such other business as may properly come before the meeting.

If you do not vote your shares on proposals one (Election of Directors) and three (Executive Compensation), your brokerage firm will not be able to vote your shares for you. As a result, your shares will remain unvoted. Therefore, it is more important than ever that you vote your shares for all proposals.

We encourage you to read the proxy statement and submit your proxy or voting instructions as soon as possible to ensure your representation at the annual meeting, regardless of whether you plan to attend in person. You may vote:

(1) by completing, signing, dating and returning your proxy card or voting instruction form in the prepaid envelope provided; or (in most cases)

(2) by telephone as follows:

Shareholders of Record: Within the U.S.A., U.S. territories and Canada, call 1-800-652-VOTE (8683);

Owners of shares held in street name: call the number indicated on your voting instruction form;

or

(3) by Internet as follows:

Shareholders of Record: go to www.investorvote.com/SFE or scan the QR code on your proxy card with your smartphone;

Owners of shares held in street name: go to www.proxyvote.com.

For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Annual Meeting and the Proposals” beginning on page 1 of the proxy statement and the instructions on the proxy card or voting instruction form.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

SHAREHOLDERS’ MEETING TO BE HELD ON MAY 23, 2013

The proxy statement and our annual report for the fiscal year ended December 31, 2012, are available at

www.safeguard.com/proxy.

This notice of annual meeting, proxy statement, accompanying proxy card, and 2012 annual report will be mailed to shareholders beginning on or about April 16, 2013, in connection with the solicitation of proxies by our Board of Directors.

By Order of the Board of Directors,

Deirdre Blackburn

Secretary

April 10, 2013

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

QUESTIONS AND ANSWERS ABOUT

THE ANNUAL MEETING AND THE PROPOSALS

Q:	When and where is the annual meeting?

A:	Safeguard’s annual meeting is being held on May 23, 2013, at 8:00 a.m. Eastern Time at Courtyard Philadelphia Valley Forge/King of Prussia, 1100 Drummers Lane, Wayne, PA 19087. You may obtain directions to the meeting at www.safeguard.com/annualmeeting.

Q:	Do I need a ticket or proof of Safeguard ownership to attend the annual meeting?

A:	You will not need a ticket to attend the annual meeting. However, only persons with evidence of stock ownership, or who are guests of Safeguard, may attend and be admitted to the annual meeting. Photo identification, such as a valid driver’s license or passport, will be required. If you are not a shareholder of record but hold shares through a broker, trust company, bank or other nominee, you will need to provide proof of beneficial ownership on the record date, such as a legal proxy from your broker, trust company, bank or other nominee, your most recent brokerage account statement prior to March 27, 2013 (the record date for determining the shareholders entitled to vote at the annual meeting), a copy of the voting instruction form provided by your broker, trustee or other nominee, or other similar evidence of ownership. If you do not have photo identification and proof that you own Safeguard shares, you will not be admitted to the annual meeting.

Q:	Why am I receiving these materials?

A:	You are receiving Safeguard’s annual report, notice of annual meeting, proxy statement and a proxy card or voting instruction form because you owned shares of Safeguard stock on March 27, 2013. This proxy statement contains detailed information relating to the proposals on which we would like you, as a shareholder, to vote. The proxy card or voting instruction form is used for voting on the proposals. The annual report, notice of annual meeting and proxy statement also are available on the Internet at www.safeguard.com/proxy.

Q:	How many shares must be present to hold the annual meeting?

A:	To hold the annual meeting, a quorum must be present. A quorum is a majority of our outstanding shares, which may be represented at the annual meeting either in person or by proxy. Proxies received but marked as abstentions or containing broker non-votes on a particular matter will be included in the calculation of the number of shares entitled to vote for the purpose of determining the presence of a quorum.

Q:	What am I voting on?

A:	You are being asked to vote on:

1.	The election of nine directors who have been nominated to serve on Safeguard’s Board of Directors (“Board”);

2.	A proposal to ratify KPMG LLP as Safeguard’s independent registered public accounting firm for the 2013 fiscal year; and

3.	A proposal to approve, by non-binding, advisory vote, the compensation paid to Safeguard’s named executive officers as described in this proxy statement.

We also will consider other business that properly comes before the annual meeting.

Q:	How does Safeguard’s Board of Directors recommend I vote?

A:	Unless you instruct otherwise on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of Safeguard’s Board. The Board recommends a vote:

•	“FOR” the election of each Board nominee;

•	“FOR” the proposal to ratify KPMG LLP as Safeguard’s independent registered public accounting firm for the 2013 fiscal year; and

•	“FOR” the approval, in a non-binding, advisory vote, of Safeguard’s executive compensation as described in the proxy statement.

Our Board also requests discretionary authority to cumulate votes in the election of directors and to vote on any other matters that may properly arise at the annual meeting. If our Board gives no recommendation on any such matter, the proxy holders will vote in their own discretion.

Q:	How many votes do I have?

A:	Each share of Safeguard common stock outstanding on the record date is entitled to vote on all items being voted upon at the annual meeting. On the record date, we had 20,976,963 shares of common stock issued and outstanding.

Every shareholder may cast one vote for each share owned on the record date. In the election of directors, shareholders may elect to cumulate their votes as described below under “What does cumulative voting mean?”

Q:	What does cumulative voting mean?

A:	Cumulative voting applies only in the election of directors. It means that you may cast a number of votes equal to the number of Safeguard shares you own multiplied by the number of directors to be elected. For example, since nine directors are standing for election at the annual meeting, if you hold 100 shares of Safeguard stock, you may cast 900 votes (nine times 100) in the election of directors. You may distribute those votes among as few or as many of the nine nominees as you wish. In other words, in the example provided, you may cast all 900 votes “FOR” one nominee or allocate your 900 votes among two or more nominees, as long as the total equals 900 votes.

If you received a proxy card and wish to vote cumulatively, you must:

•	Check the appropriate box under item 1 on the proxy card; and

•	Write “cumulate for,” followed by the name of each nominee and the number of votes to be cast for each nominee, in the space provided.

If you vote cumulatively, please check to be sure that the votes you cast add up to the number of shares you own multiplied by nine. If the number of votes does not add up correctly, your votes will not be counted until a properly completed proxy card has been received.

The cumulative voting feature for the election of directors also is available by voting in person at the annual meeting; however, it is not available if you vote by telephone or the Internet. If you are the beneficial owner of shares held in street name and wish to vote cumulatively, you will need to contact your broker, bank or other nominee holder of your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:	Most of Safeguard’s shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. There are important distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with Safeguard’s transfer agent, Computershare, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent to you directly by Safeguard. As a shareholder of record, you have the right to grant your voting proxy directly to Safeguard or to vote in person at the annual meeting. If you are a shareholder of record, Safeguard has enclosed a proxy card for your use in voting your shares.

Beneficial Owner

If your shares are held in street name (such as in a brokerage account or by another nominee, such as a bank or trust company), you are considered the beneficial owner of the shares, and these proxy materials, together with a voting instruction form, are being forwarded to you by your broker or other nominee. As a beneficial owner, you have the right to direct your broker or other nominee how to vote your shares, but unless you receive a proxy from your broker, you cannot vote your shares directly or by proxy – you must instruct your broker or other nominee as to how to vote your shares. You also are invited to attend the annual meeting. To vote your shares at the annual meeting, you will need a legal proxy from your broker or other nominee authorizing you to vote at the annual meeting.

Q:	How do I vote my shares?

A:	If you are a shareholder of record, there are three ways for you to vote by proxy:

1.	Log on to the Internet at www.investorvote.com/SFE or scan the QR code on your proxy card with your smartphone and follow the instructions outlined on the secure website;

2.	Within the U.S.A., U.S. territories and Canada, call 1-800-652-VOTE (8683) and follow the instructions; or

3.	Sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the prepaid envelope provided.

Telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date.

If you sign your proxy card but do not mark any boxes showing how you wish to vote, Brian J. Sisko and Jeffrey B. McGroarty, as the proxies designated by our Board to act on behalf of shareholders, will vote your shares and cumulate your votes as recommended by our Board and, in their discretion, will vote on any other matters which may properly arise at the annual meeting.

If you are the beneficial owner of shares held in street name, you will receive a voting instruction form directly from your broker, bank or other nominee describing how to vote your shares. This form will, in most cases, offer you three ways to vote:

1.	Via the Internet at www.proxyvote.com;

2.	By telephone (call the number indicated in the box at the top left hand side of your voting instruction form); or

3.	By completing, signing and returning the voting instruction form in the accompanying prepaid envelope.

You should carefully follow any instructions sent by your broker, bank or other nominee to ensure that your instructions are received and your votes are cast as directed.

Whether you are a shareholder of record or the beneficial owner of the shares, you will need to have your proxy card or voting instruction form in hand when you call or log on to the Internet.

Q:	What do I do if I change my mind after I vote my shares?

A:	If you are a shareholder of record, you may change your vote at any time prior to the vote at the annual meeting by:

1.	Re-voting by telephone or via the Internet (only your latest vote will be counted); note that telephone and Internet voting will close at 11:59 p.m. Eastern Time the day prior to the annual meeting date;

2.	Submitting another proxy card with a later date (again, only your latest vote will be counted);

3.	Sending written notice to our Secretary (which must be received at our corporate headquarters on or before the business day prior to the annual meeting) stating that you would like to revoke (that is, cancel) your proxy; or

4.	Voting in person at the annual meeting.

If you are the beneficial owner of shares held in street name, you may submit new voting instructions by following the instructions provided by your broker, bank or other nominee. You also may vote in person at the annual meeting if you obtain a legal proxy from your broker or other nominee authorizing you to vote at the annual meeting.

Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically request such a revocation. If you are a shareholder of record and wish to vote at the annual meeting, you may do so by presenting your completed proxy card or ballot to the judge of election. If you are a beneficial owner of shares held in street name and wish to vote at the annual meeting, you must present a legal proxy from your broker or other nominee to the judge of election along with your ballot.

Q:	What is the required vote for a proposal to pass?

A:	Election of Directors. The nine nominees who receive the highest number of “FOR” votes at the annual meeting will be elected as directors. A properly executed proxy that withholds authority to vote with respect to the election of one or more directors will not be voted with respect to the director or directors indicated and will not be taken into account in determining the outcome of the election; however, it will be counted for purposes of determining whether there is a quorum.

Other Proposals. For the ratification of the appointment of our independent registered public accounting firm, the non-binding, advisory vote to approve the compensation paid to Safeguard’s named executive officers, and any other proposal that may be properly brought before the annual meeting, the affirmative vote of a majority of the votes cast by all the shareholders entitled to vote for the proposal will be required, so long as a quorum representing a majority of our outstanding voting stock is present, either in person or by proxy.

A properly executed proxy marked “ABSTAIN” with respect to any proposal will be counted for purposes of determining whether there is a quorum. However, under Pennsylvania law, a proxy marked “ABSTAIN” is not considered a vote cast. Accordingly, an abstention will have no effect on proposals included in this proxy statement. Broker non-votes (which are explained below) are not counted in the tally of votes “FOR” or “AGAINST” a proposal and, therefore, have no effect on the proposals, assuming a quorum is present.

Q:	What effect will the result of the non-binding, advisory vote regarding executive compensation have on Safeguard?

According to the rules of the United States Securities and Exchange Commission (“SEC”), the advisory vote to approve the compensation of Safeguard’s named executive officers is not binding on Safeguard. However, Safeguard’s Board and Compensation Committee will consider the results of this advisory vote in making future decisions regarding Safeguard’s compensation policies and the compensation of Safeguard’s named executive officers.

Q:	Will my shares be voted if I do not sign and return my proxy card or voting instruction form?

A:	They could be. If you are a shareholder of record and do not provide a proxy, your shares will not be voted unless you attend the annual meeting and vote your shares. If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker or other nominee may either use its discretion to vote your shares on “routine” matters or leave your shares unvoted. The ratification of the appointment of our independent registered public accounting firm is considered “routine” by the New York Stock Exchange (“NYSE”). However, for matters deemed “non-routine,” your broker or other nominee would not be able to vote without your instructions, in which case your shares would be considered “broker non-votes” on that particular matter. An uncontested director election and the advisory vote on executive compensation are considered non-routine matters for which brokers do not have discretionary authority to vote shares held by an account holder.

Q:	Who will count the votes?

A:	A representative of Safeguard will count the votes and act as the judge of election.

Q:	What does it mean if I get more than one proxy card or voting instruction form?

A:	It may mean that you have multiple accounts at the transfer agent or hold your shares in more than one brokerage account. Please provide voting instructions for all proxy cards and voting instruction forms that you receive. If you are a shareholder of record, we encourage you to contact our transfer agent to obtain information about how to combine your accounts. You may contact our transfer agent at the following address and telephone numbers:

Computershare Trust Company, N.A.

P. O. Box 43078

Providence, RI 02940-3078

Toll Free (U.S., Canada, Puerto Rico):	1-800-736-3001
International:	1-781-575-3100
TDD	1-800-952-9245

If you are a shareholder of record, you also can find information on transferring shares and other useful shareholder information on our transfer agent’s web site at www.computershare.com/investor.

Q:	What is “householding” and how does it affect me?

A:	If you and other residents at your mailing address are the beneficial owner of shares held in street name, your broker, bank or other nominee may have notified you that your household will receive only one annual report and proxy statement for each company in which you hold stock through that broker, bank or other nominee. This practice is commonly referred to as “householding” and potentially provides extra convenience for shareholders and cost savings for companies. Unless you responded that you did not want to participate in householding, you were deemed to have consented to the process. Therefore, your broker or other nominee will send only one copy of our annual report and proxy statement to your address; however, each shareholder in your household should continue to receive a separate voting instruction form.

If you are the beneficial owner of shares held in street name and you would like to receive your own set of our annual report and proxy statement in the future, or if you share an address with another Safeguard shareholder and together both of you would like to receive only a single set of Safeguard annual documents, please contact Broadridge Financial Solutions, Inc. by telephone at 1-800-542-1061. Be sure to provide Broadridge with your name, the name of your brokerage firm, bank or other nominee, and your account number.

If you are currently subject to householding and would like to receive an individual copy of this year’s annual report or proxy statement, we will promptly send a copy to you if you send a written request to Safeguard Scientifics, Inc., Attention: Investor Relations, 435 Devon Park Drive, Building 800, Wayne, PA 19087-1945 or call 1-877-506-7371.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND OFFICERS

The following table shows the number of shares of Safeguard common stock beneficially owned as of March 27, 2013 (unless otherwise indicated), by each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock, our directors, persons named in the Summary Compensation Table in this proxy statement, and our directors and executive officers as a group. For purposes of reporting total beneficial ownership, shares that may be acquired within 60 days of March 27, 2013, through the exercise of Safeguard stock options are included. On March 27, 2013, there were 20,976,963 shares of common stock outstanding and 1,102,838 shares underlying stock options held by executive officers and directors as a group that were exercisable within 60 days of March 27, 2013.

Name	Outstanding Shares Beneficially	Options Exercisable	Shares Beneficially Owned Assuming Exercise of	Percent of Outstanding	Other Stock-Based Holdings (2)
	Owned	Within 60 Days	Options	Shares (1)	Vested	Unvested
Blackrock, Inc. 40 East 52nd Street New York, NY 10022	1,290,292	—	1,290,292	6.16%	—	—
BMO Financial Corp. 111 W. Monroe St., P. O. Box 755 Chicago, IL 60690	1,838,524	—	1,838,524	8.78%	—	—
Dimensional Fund Advisors LP Palisades West, Bldg. One 6300 Bee Cave Road Austin, TX 78746	1,119,115	—	1,119,115	5.34%	—	—
First Manhattan Co. 437 Madison Avenue New York, NY 10022	1,298,588	—	1,298,588	6.18%	—	—
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,377,227	—	2,377,227	11.00%	—	—
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	1,180,921	—	1,180,921	5.63%	—	—
Peter J. Boni (3)	126,528	438,656	565,184	2.64%	—	—
Julie A. Dobson	12,166	35,830	47,996	*	24,236	218
Keith B. Jarrett	—	—	—	*	630	157
Andrew E. Lietz	13,889	15,000	28,889	*	20,150	—
George MacKenzie	5,784	35,830	41,614	*	14,696	—
George D. McClelland	1,666	39,997	41,663	*	49,807	—
Jack L. Messman	10,833	35,830	46,663	*	47,818	—
John J. Roberts	4,927	18,332	23,259	*	20,376	—
Robert J. Rosenthal	—	31,665	31,665	*	16,134	—
Stephen T. Zarrilli	39,793	116,302	156,095	*	—	—
James A. Datin	86,875	218,459	305,334	1.44%	—	—
Jeffrey B. McGroarty	6,603	30,313	36,916	*	—	—
Brian J. Sisko	47,388	86,624	134,012	*	—	—
Executive officers and directors as a group (13 persons)	356,452	1,102,838	1,459,290	6.61%	193,847	375

(1)	Each director and named executive officer has the sole power to vote and to dispose of the shares (other than shares held jointly with an individual’s spouse). An * indicates ownership of less than 1% of the outstanding shares. Shareholding information for BlackRock, Inc., BMO Financial Corp., Dimensional Fund Advisors LP, First Manhattan Co., T. Rowe Price Associates, Inc. and The Vanguard Group, Inc. is based on information included in the Schedule 13G or Schedule 13G/A filed by each such entity as of December 31, 2012 with the SEC.
(2)	The shares in this column represent deferred stock units that have been credited to each individual. The deferred stock units, which may not be voted or transferred, are payable, on a one-for-one basis, in shares of Safeguard common stock following an individual’s termination of service on the Board. See “Corporate Governance and Board Matters – Board Compensation.”
(3)	Mr. Boni retired as Safeguard’s President and Chief Executive Officer in November 2012 and will not be standing for re-election at this year’s annual meeting.

ELECTION OF DIRECTORS

Item 1 on Proxy Card

Our directors are elected annually and serve until the next annual meeting of shareholders. Peter Boni, a current member of our Board, retired as Safeguard’s President and Chief Executive Officer in November 2012 and will not be standing for re-election at this year’s annual meeting. All of the nominees for this year’s election are currently serving as directors. Each nominee has consented to serve until the next annual meeting if elected. If any director is unable to stand for re-election after distribution of this proxy statement, the Board may reduce its size or designate a substitute. If the Board designates a substitute, proxies voting on the original director candidate will be cast for the substituted candidate.

Director Nominee Experience and Qualifications

The Board believes that the Board should collectively possess a broad range of skills, expertise, industry and other knowledge, and business experience that meets the needs of our corporate strategy and provides effective oversight of our business. The Nominating & Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Nominating & Corporate Governance Committee’s charter provides in relevant part that the committee shall “seek members from diverse backgrounds” and goes on to say that the committee will evaluate nominees for election to our Board “with the objective of recommending a group that through its diversity of experience can provide relevant advice and counsel to management.” The Board and the Nominating & Corporate Governance Committee believe that it is essential that our Board members have diverse professional experience and differences in viewpoints and skills.

The Nominating & Corporate Governance Committee regularly reviews the appropriate skills and characteristics required of directors in the context of the fit between Safeguard’s needs regarding its Board composition and the individual skills and experience of the current Board members. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, the Nominating & Corporate Governance Committee considers the needs of the Board as a whole as well as the staffing needs of each of its committees. With respect to the nomination of continuing directors for re-election, an individual’s past contributions to the Board also are considered. The Board monitors the effectiveness of this approach via an annual internal board and peer assessment, as well as ongoing director succession planning discussions by the Board and its Nominating & Corporate Governance Committee. From time to time, the Nominating & Corporate Governance Committee may conduct informal or formal searches and consider specific new candidates for potential nomination for election or for appointment to our Board.

The Board believes that all of the nominees named below are highly qualified and bring to the Board the executive leadership skills and experience required for service on the Board. The biography of each of the nominees below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, and the specific experiences, qualifications, attributes and skills that caused the Nominating & Corporate Governance Committee and our Board to determine that the person should serve as a director until our 2014 annual meeting, given our business and structure.

THE BOARD RECOMMENDS A VOTE “FOR” EACH NOMINEE. THE NINE NOMINEES WHO

RECEIVE THE HIGHEST NUMBER OF AFFIRMATIVE VOTES WILL BE ELECTED AS DIRECTORS.

Julie A. Dobson, age 56, has served on our Board since 2003. Ms. Dobson also is a director of American Water Works Company, Inc., PNM Resources, Inc. and RadioShack Corporation and previously served as non-executive Chairperson of the Board of LCC International, Inc. Positions held include Chief Operating Officer (1998 until February 2002) of TeleCorp PCS, Inc., a wireless/mobile phone company that was acquired by AT&T Wireless, Inc. in late 2001; President of Bell Atlantic Corporation’s New York/ New Jersey Metro Region mobile phone operations (1997 to 1998); and a number of executive positions during her 18-year career with Bell Atlantic Corporation, including sales, operations, and strategic planning and development in the chief executive officer’s office. Ms. Dobson holds a BS degree from The College of William and Mary and an MBA degree from the University of Pittsburgh. Ms. Dobson has 22 years of corporate and entrepreneurial experience, including experience relevant to corporate finance and accounting matters; strategic planning, corporate development and operations management; capital markets transactions; and debt and equity financings. Ms. Dobson also has relevant experience growing businesses organically and through merger and acquisition transactions and experience serving on public company boards and the principal committees thereof.

Keith B. Jarrett, age 64, has served on our Board since 2012. Dr. Jarrett also is a member of the Board of Trustees for the Raymond James Financial Eagle Funds. Since 2002, Dr. Jarrett has served as a private investor and active board representative to venture stage and other private growth equity organizations, as well as a corporate advisor providing strategic, organizational development and capital market advisory for selected organizations and private equity firms, with a focus in the financial and medical information technology sectors. Dr. Jarrett is a principal of Rockport Funding, LLC, a specialty finance start-up company incubator and private equity investment boutique which he co-founded in 2003. Positions held include founding executive of Thomson Financial, a leading vendor of information and technology solutions to the global financial community (1986-2001), including service as the CEO of Thomson Financial International for seven years, founding and directing Thomson Financial’s Corporate Venture Capital Group, and founding and developing many of the products and services for Thomson Financial’s Straight Through Processing initiatives. Dr. Jarrett holds an MBA from the University of Massachusetts, Amherst and a Ph.D. in financial economics from Harvard Business School. Dr. Jarrett has extensive experience in venture capital/private equity; capital markets transactions; global strategic planning and business development; experience growing businesses organically and through merger and acquisition transactions; and domain expertise in the financial and medical information technology sectors.

Andrew E. Lietz, age 74, has served on our Board since 2003 and was appointed Chairman of the Board in August 2009. Mr. Lietz also is a director of Amphenol Corporation and previously served as a director of DDi Corp. and Omtool Corporation. Positions held include Managing Director and Founder of Rye Capital Management, LLC, a private equity investment firm (2001 to 2008); Executive Chairman (late 2000 until mid-2002) of Clare Corporation, a designer and manufacturer of integrated circuits, solid-state relays and electronic switches, which was acquired by Ixys Corporation in June 2002; President and Chief Executive Officer (1995 to 2000) of, and several other executive positions during his 16-year career with, Hadco Corporation, a global manufacturer of electronic interconnect products and services; and a variety of positions at IBM Corporation. Mr. Lietz holds a BS degree from the Wayne State University Business Administration School. He has more than 40 years of corporate management experience, including strategic planning; operations management; capital markets transactions; debt and equity financings; merger and acquisition transactions; and more than 20 years’ service in public sector activities and on public company boards.

George MacKenzie, age 64, has served on our Board since 2003. Mr. MacKenzie also is a director and non-executive Chairman of the Board of American Water Works Company, Inc. and a director of Tractor Supply Company, where he also serves as Chair of the Audit Committee. He previously served as a director of C&D Technologies, Inc. Positions held include interim Chief Executive Officer (January 2006 to April 2006) of American Water, a provider of water services in North America; interim Chief Executive Officer of C&D Technologies, Inc., a technology company that produces and markets systems for the conversion and storage of electrical power (March 2005 to July 2005); Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company, a manufacturer of specialty papers and engineered products (September 2001 to June 2002); Vice Chairman (2000 to 2001) and Chief Financial Officer (1995 until his retirement in 2001) of, and several other executive positions during his 22-year career with, Hercules, Incorporated, a global chemical specialties manufacturer. Mr. MacKenzie holds a BS degree from the University of Delaware and an MBA degree from the University of Chicago. Mr. MacKenzie has extensive experience in corporate finance and accounting. He has served as the chief financial officer of a publicly traded company, and he is a certified public accountant. Mr. MacKenzie also has experience in capital markets transactions; debt and equity financings; global strategic planning and operations management; merger and acquisition transactions; and risk management. In addition, he has extensive public company board experience, including service on multiple audit, compensation and nominating and corporate governance committees.

George D. McClelland, age 66, has served on our Board since 2006. Positions held include co-founder, Vice Chairman and Director of Business Development of F Squared Investments, an investment management company (2006 to present); Chairman, CEO and co-founder of eSecLending, a provider of securities lending services to the pension industry (2000 to 2001); a director of Riverstone Networks, Inc. and Storage Networks, Inc.; Senior Vice President, responsible for managing many of the portfolio companies of United Asset Management Corporation, a public holding company (1994 to 2001); multiple corporate management roles at FMR Corp., a diversified financial services company (1987 to 1991); and Corporate Treasurer of Data General Corporation, a technology company (1972 to 1987). Mr. McClelland holds a BA degree from Trinity College and an MBA degree from Harvard Business School. Mr. McClelland has extensive experience in corporate finance, treasury and accounting; capital markets transactions; debt and equity financings; venture investment; investment management; merger and acquisition transactions; and risk management. He also has entrepreneurial experience as a founding member of multiple companies; extensive domain expertise in the technology, healthcare and financial sectors; and public and private company board service experience.

Jack L. Messman, age 73, has served on our Board since 1994. Mr. Messman also is a director of AMG Advanced Metallurgical Group N.V. and RadioShack Corporation. He previously served as a director of Timminco Limited. Positions held include Chairman of the Board and Chief Executive Officer of Novell, Inc., a provider of infrastructure software products focused around Linux and identity management (2001 to 2006); Chief Executive Officer and President of Cambridge Technology Partners (Massachusetts), Inc., an e-business systems integration company (August 1999 until its acquisition by Novell, Inc. in July 2001); Chairman and Chief Executive Officer of Union Pacific Resources Group Inc., an independent oil and gas exploration and production company (April 1991 to August 1999); and Chairman and Chief Executive Officer of USPCI, Inc., Union Pacific’s environmental services company (May 1988 to April 1991). Mr. Messman holds a BS degree from the University of Delaware and an MBA degree from Harvard Business School. Mr. Messman has extensive experience in treasury and financial planning matters; capital markets transactions; debt and equity financings; strategic planning and operations management; and merger and acquisition transactions. In addition, he possesses domain expertise in the technology sector and public and private company board service experience.

John J. Roberts, age 68, has served on our Board since 2003. Mr. Roberts also is a director of Armstrong World Industries, Inc. and Vonage Holdings Corp. and a trustee of Pennsylvania Real Estate Investment Trust and previously served as a director of Sicor, Inc. Positions held include Global Managing Partner and a Member of the Leadership Team of PricewaterhouseCoopers LLP at the time of his retirement in June 2002, completing a 35-year career with the professional services firm during which he served in a variety of client service and operating positions. Mr. Roberts holds a BSBA degree from Drexel University and is a certified public accountant. Mr. Roberts has extensive experience in corporate finance and accounting; capital markets transactions; debt and equity financings; global strategic planning, corporate development and operations management; management and technology consulting; risk management; and merger and acquisition transactions. He also has public company board service experience, including service on multiple audit committees.

Dr. Robert J. Rosenthal, age 56, has served on our Board since 2007. Dr. Rosenthal also is a director of Pathogenica, a director and Chairman of the Board of TraceBioAnalytics, and a director and Chairman of the Board of Sensorin. Positions held include Chairman of the Board and Chief Executive Officer of IMI Intelligent Medical Implants AG, a medical technology company that is developing an intelligent retinal implant system for degenerative retinal disorders (January 2010 to December 2012); President, Chief Executive Officer and a director of Magellan Biosciences, Inc., a provider of clinical diagnostics and life sciences research tools (October 2005 to December 2009); President, Chief Executive Officer and a director of TekCel, Ltd., a provider of life sciences research tools (October 2003 to January 2007); President and Chief Executive Officer of Boston Life Sciences, Inc., a diagnostic and therapeutic development company (July 2002 to October 2003); President and Chief Executive Officer of Magellan Discovery Technologies, LLC, a life sciences acquisition company (January 2001 to July 2002); Senior Vice President of PerkinElmer Corporation and President of its instrument division (March 1999 to November 2000); and in various executive positions at Thermo Optek Corporation (September 1995 to February 1999). Dr. Rosenthal holds a BS degree from the University of Maryland, an MS degree from State University of New York, and a PhD degree from Emory University; completed a post-doctoral fellowship at, and was a guest scientist of the Alexander von Humboldt Foundation, followed by an additional post-doctoral fellowship at UCLA; and he holds an AEA Executive MBA degree from Stanford University. Dr. Rosenthal has 20 years of experience relating to companies involved in the development of diagnostics, therapeutics, medical devices, and life sciences tools. His specific experience includes strategic planning and positioning; corporate and product development; operations management; capital markets transactions; debt and equity financings; fund-raising; merger and acquisition transactions; and corporate finance. Dr. Rosenthal also has significant public and private company board experience.

Stephen T. Zarrilli, age 51, has served on our Board since November 2012. Mr. Zarrilli joined Safeguard as Senior Vice President and Chief Financial Officer in June 2008 and became President and Chief Executive Officer of Safeguard in November 2012. Mr. Zarrilli is a director and Chairman of the Audit Committee of NutriSystem, Inc. and previously served as a director of Clarient, Inc. Prior to joining Safeguard, Mr. Zarrilli co-founded, in 2004, the Penn Valley Group, a middle-market management advisory and private equity firm, and served as a Managing Director there until June 2008. Mr. Zarrilli also served as Acting Senior Vice President, Acting Chief Administrative Officer and Acting Chief Financial Officer of Safeguard from December 2006 to June 2007. Mr. Zarrilli also served as the Chief Financial Officer, from 2001 to 2004, of Fiberlink Communications Corporation, a provider of remote access VPN solutions for large enterprises; as the Chief Executive Officer, from 2000 to 2001, of Concellera Software, Inc., a developer of content management software; as the Chief Executive Officer, from 1999 to 2000, and Chief Financial Officer, from 1994 to 1998, of US Interactive, Inc. (at the time a public company), a provider of Internet strategy consulting, marketing and technology services (US Interactive filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in January 2001); and, previously, with Deloitte & Touche from 1983 to 1994. Mr. Zarrilli received a BA degree in accounting from LaSalle University and is a certified public accountant. Mr. Zarrilli has extensive experience in corporate finance and accounting; capital markets transactions; debt and equity financings; and merger and acquisition transactions.

CORPORATE GOVERNANCE AND BOARD MATTERS

Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, and the charters for the Board’s Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee, are available at www.safeguard.com/governance. The Code of Business Conduct and Ethics is applicable to all employees of Safeguard, including each of our executive and financial officers, and the members of our Board. Safeguard intends to post information regarding amendments to or waivers from our Code of Business Conduct and Ethics (to the extent applicable to Safeguard’s directors or executive officers) in the Corporate Governance section of our website. Our website is not part of this proxy statement. All references to our website address are intended to be inactive textual references only.

Board Independence. Safeguard’s common stock is listed on the NYSE. To assist the Board in making independence determinations, the Board has adopted categorical standards which are reflected in our Corporate Governance Guidelines. Generally, under these standards, a director does not qualify as an independent director if any of the following relationships exist:

•

Currently or within the previous three years, the director has been employed by us; someone in the director’s immediate family has been one of our executive officers; or the director or someone in the director’s immediate family has been employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company’s compensation committee;

•

The director is a current partner or employee, or someone in the director’s immediate family is a current partner of, a firm that is our internal or external auditor; someone in the director’s immediate family is a current employee of the firm and personally works on our audit; or the director or someone in the director’s immediate family is a former partner or employee of such a firm and personally worked on our audit within the last three years;

•

The director or someone in the director’s immediate family received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued service);

•

The director is a current employee or holder of more than 10% of the equity of another company, or someone in the director’s immediate family is a current executive officer or holder of more than 10% of the equity of another company, that has made payments to or received payments from us, in any of the last three fiscal years of the other company, that exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

The director is a current executive officer of a charitable organization to which we have made charitable contributions in any of the charitable organization’s last three fiscal years that exceed the greater of $1 million or 2% of that charitable organization’s consolidated gross revenues.

The Board has determined that Julie Dobson, Keith Jarrett, Andrew Lietz, George MacKenzie, George McClelland, Jack Messman, John Roberts and Robert Rosenthal have no direct or indirect material relationships with us other than their directorship and, therefore, are independent within the meaning of the NYSE listing standards and satisfy the categorical standards contained in our Corporate Governance Guidelines. Messrs. Boni and Zarrilli, our CEO Emeritus and our President and Chief Executive Officer, respectively, are our only non-independent directors.

Board Leadership Structure and Committee Composition. At the date of this proxy statement, Safeguard’s Board has 10 members and four standing committees. The Board held seven meetings in 2012. Each incumbent director attended at least 75% of the total number of meetings of the Board and committee(s) of which he or she was a member. Directors are invited and encouraged to attend annual meetings of Safeguard shareholders. Safeguard typically undertakes to schedule its annual meeting for a date, time and place that is coordinated with a normally scheduled Board meeting so as to encourage attendance at the annual meeting by all directors. All of our directors who were then standing for election to our Board attended our 2012 annual meeting of shareholders.

Based upon the recommendation of our Nominating & Corporate Governance Committee, the Board has determined that separating the roles of the Chief Executive Officer and Chairman of the Board is in the best interests of the shareholders at the present time. The Board views the role of the Chief Executive Officer as having responsibility for the day-to-day leadership and performance of Safeguard, while the Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the Board.

Under our Corporate Governance Guidelines and NYSE listing standards, non-employee directors meet in executive session at each regularly scheduled Board meeting, outside of the presence of any management directors and any other members of Safeguard’s management. The Chairman presides at these sessions.

The table below describes the membership of each of the current committees during 2012 and the number of meetings held by each of these committees during 2012.

	Audit	Capital Management	Compensation	Nominating & Corporate Governance
Number of Meetings held in 2012	9	13	7	2
Membership:
Peter J. Boni		† (1)
Julie A. Dobson			Chairperson	Ö
Keith B. Jarrett	Ö (2)	Ö (2)
Andrew E. Lietz		Ö	Ö
George MacKenzie	Chairperson			Ö (2)
George D. McClelland	Ö		Ö	Chairperson
Jack L. Messman		Ö		Ö
John J. Roberts	Ö		Ö
Robert J. Rosenthal	Ö	Chairperson
Stephen T. Zarrilli		Ö (1)

†	Denotes former committee member
(1)	Mr. Boni served on this committee until November 2012, when Mr. Zarrilli joined this committee.
(2)	Dr. Jarrett joined the Audit Committee and Capital Management Committee, and Mr. MacKenzie joined the Nominating & Corporate Governance Committee, in May 2012.

Based on the recommendation of our Nominating & Corporate Governance Committee, our Board has determined that our current committee structure is the most appropriate for Safeguard, at present.

Capital Management Committee. As described in detail in its charter, the Board has delegated to the Capital Management Committee the authority to approve, between regularly scheduled Board meetings, the following transactions:

•	Follow-on transactions in existing partner companies involving amounts between $5 million and $20 million;

•	New transactions involving amounts between $10 million and $20 million; and

•	Divestitures of existing partner companies involving amounts between $10 million and $20 million.

Audit Committee. The Audit Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

•

Assist the Board in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s financial statements, Safeguard’s compliance with legal and regulatory requirements, and the performance of Safeguard’s internal audit function;

•	Interact with and evaluate the performance, qualifications and independence of Safeguard’s independent registered public accounting firm;

•	Review and approve related party transactions; and

•	Prepare the report required by SEC regulations to be included in the proxy statement.

The Audit Committee has the sole authority to retain, set compensation and retention terms for, terminate and oversee the relationship with Safeguard’s independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee also oversees the activities of the internal auditor, reviews the effectiveness of the internal audit function and approves the appointment of the internal auditor. The Audit Committee has the authority to obtain advice, counsel and assistance from internal and external legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties and to receive appropriate funding from Safeguard for such advice and assistance. The full responsibilities of the Audit Committee are set forth in the Audit Committee Charter, which is reviewed annually by the Committee. The Audit Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance.

The Board has determined that each member of the Audit Committee meets the independence requirements established by SEC regulations, the NYSE listing standards and by our Corporate Governance Guidelines. The Board has determined that Messrs. MacKenzie, McClelland and Roberts and Dr. Rosenthal are “audit committee financial experts” within the meaning of the SEC regulations, and the Board has determined that each member of the Audit Committee has accounting and related financial management expertise within the meaning of the NYSE listing standards. Mr. Roberts serves as a member of the audit committee of the board of directors of four publicly traded companies, including our Audit Committee. The Board has determined that such simultaneous service does not impair Mr. Roberts’ ability to effectively serve on our Audit Committee.

Compensation Committee. The Compensation Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

•	Approve the philosophy for compensation of our executives and other employees;

•	Establish compensation (including base salary, incentive compensation and equity-based programs) for our Chief Executive Officer and other executive officers;

•	Administer the long- and short-term compensation and performance-based incentive plans (which are cash and equity based);

•	Approve employment agreements and perquisites provided to our executive officers;

•	Review management’s recommendations for our broad-based employee benefit plans;

•	Evaluate and recommend to the Board the compensation for all non-employee directors for service on the Board and its committees; and

•	Review and discuss with management the Compensation Discussion and Analysis and recommend to the Board its inclusion in our Annual Report on Form 10-K and proxy statement.

It also is the responsibility of the Compensation Committee to assess Safeguard’s compensation policies and practices insofar as they may create risk for Safeguard. The Compensation Committee constantly takes into account how the policies and practices that it utilizes may affect Safeguard. In 2010, the Committee specifically undertook to assess the potential effect of Safeguard’s compensation policies and practices on the Company and made the affirmative determination that the Committee does not believe that any of our compensation policies and practices are reasonably likely to have a material adverse effect on Safeguard. In early 2013, the Committee revisited its analysis and again determined that none of our compensation policies and practices are reasonably likely to have a material adverse effect on Safeguard. In both instances, Safeguard’s Audit Committee and our Board have concurred in that determination.

The Compensation Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the Compensation Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines. We also believe that each member of the Compensation Committee meets the NYSE independence requirements specific to listed company compensation committee membership that become effective July 1, 2013.

A discussion of some of the Compensation Committee’s processes and procedures for the consideration and determination of executive compensation is contained in “Compensation Discussion and Analysis—Setting Executive Compensation.” Additional processes and procedures include the following:

•

Meetings. The Compensation Committee generally meets at least four times each year, with additional meetings being scheduled as needed. The annual committee calendar is established prior to the beginning of each year, and agendas for each meeting are established in consultation with the Compensation Committee Chairperson. The Compensation Committee meets in executive session during or prior to the end of each regularly scheduled meeting.

•

Role of Consultant. The Compensation Committee has retained Semler Brossy Consulting Group, LLC to assist the Committee in its deliberations regarding executive and director compensation. Specifically, the Compensation Committee’s consultant provides the Committee with information relating to competitiveness of pay levels, compensation design, market trends and technical considerations concerning both executives and directors, and assists the Committee with the reporting of executive compensation under the SEC’s proxy disclosure rules. These services, which are provided in support of decision-making by the Compensation Committee, are the only formal services that the compensation consultant performs for Safeguard. From time to time since its hire, Semler Brossy also has provided miscellaneous data and research to the Compensation Committee relating to various compensation topics generally. The consultant reports to and acts at the direction of, and attends selected meetings as requested by, the Chairperson of the Compensation Committee. The Compensation Committee has the sole authority to hire and terminate consultants and evaluates the performance of its consultant annually. Although the new rules relating to compensation consultant independence that were recently announced by the NYSE and approved by the SEC in accordance with the provisions of Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act are not yet effective, the Compensation Committee believes that Semler Brossy and their consultants are independent, after taking into consideration the factors set forth in the NYSE rules, and that no conflict of interest exists that would prevent Semler Brossy and their consultants from independently representing the Compensation Committee.

•

Role of Executive Team. Our Chief Executive Officer, with the assistance of certain other executive officers and Safeguard employees as he requests, provide support and prepare materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions and, in some cases, recommendations, to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; and ultimately implementing the Committee’s compensation decisions. Management also provides the Compensation Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and other executives. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target cash incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each named executive officer and other executives. The Compensation Committee discusses its compensation views with the Chief Executive Officer, and the Chief Executive Officer makes recommendations to the Compensation Committee for salary adjustments and equity and non-equity plan participation and awards to the named executive officers and other executives. However, other than for compensation that has been established contractually or under quantitative formulas established by the Compensation Committee each year under our management incentive plan, the Compensation Committee exercises its own discretion in determining additional compensation, which may take the form of cash or equity, for the named executive officers and other executives. Additional information can be found in “Compensation Discussion and Analysis—Role of Named Executive Officers in Compensation Decisions.”

Nominating & Corporate Governance Committee. The Nominating & Corporate Governance Committee’s responsibilities, which are described in detail in its charter, include, among other duties, the responsibility to:

•	Establish criteria for the selection of directors;

•	Evaluate and consider qualified Board candidates, including those recommended by shareholders;

•	Recommend to the Board the nominees for director, including nominees for director in connection with Safeguard’s annual meeting of shareholders;

•	Conduct an annual evaluation of the Board and its members and oversee the evaluations of each of the Board committees;

•

Take a leadership role in shaping Safeguard’s corporate governance policies, including developing and recommending to the Board Safeguard’s Corporate Governance Guidelines and Code of Business Conduct and Ethics;

•	Review with management Safeguard’s strategic direction and Safeguard’s strategic plan and the implementation of management’s long-term strategy and to report to the Board on such activities;

•	Evaluate the performance of the Chief Executive Officer; and

•	Monitor the process of succession planning for the Chief Executive Officer and executive management.

The Nominating & Corporate Governance Committee Charter is available through the Corporate Governance link on our website at www.safeguard.com/governance. The Board has determined that each member of the Committee meets the independence requirements established in the NYSE listing standards and by our Corporate Governance Guidelines.

The Nominating & Corporate Governance Committee may use any number of methods to identify potential nominees, including personal, management and industry contacts; recruiting firms; and, as described below under the heading “Process for Nominating Potential Director Candidates,” candidates recommended by shareholders.

Annual Performance Evaluations. The directors and Nominating & Corporate Governance Committee annually assess the performance of the Board based on input from all directors. The Audit Committee, Compensation Committee and Nominating & Corporate Governance Committee also annually assess their respective performance and committee processes.

Review and Approval of Transactions with Related Persons. The Board has adopted a written policy which charges the Audit Committee with the responsibility of reviewing with management at each regularly scheduled meeting and determining whether to approve any transaction (other than a transaction that is available to all employees generally on a non-discriminatory basis) between us and our directors, director nominees and executive officers or their immediate family members. Between regularly scheduled meetings of the Audit Committee, management may preliminarily approve a related party transaction, subject to ratification of the transaction by the Audit Committee. If the Audit Committee does not ratify the transaction, management will make all reasonable efforts to cancel the transaction.

Risk Management. Our Board, as a whole and at the committee level, is actively involved in the oversight of risks that affect Safeguard’s business. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee oversees the management of financial related risks and related party transactions. The Nominating & Corporate Governance Committee manages risks associated with the independence of our Board and potential conflicts of interest. Although the oversight of certain risks is conducted through committees of the Board, our full Board retains responsibility for risk oversight and no individual committee has been delegated responsibility for such function. Our Board receives reports at each regularly scheduled Board meeting by each committee chair regarding each committee’s considerations and actions, as well as regular reports directly from our senior management team regarding particular risks that may impact Safeguard. This allows our Board and its committees to coordinate the risk oversight role and to keep our Board timely apprised of all risks that might impact Safeguard’s business.

Communications with Safeguard’s Board and Audit Committee. Any shareholder or other interested party may communicate with our Board or any specified non-management director(s) by addressing the communication as follows:

c/o Secretary

Safeguard Scientifics, Inc.

435 Devon Park Drive, Building 800

Wayne, PA 19087-1945

All communications are initially reviewed by our Secretary. The Chairperson of the Audit Committee is advised promptly of any communication that alleges misconduct on the part of Safeguard’s management or raises legal, ethical or compliance concerns about Safeguard’s policies or practices.

Safeguard’s Audit Committee also has established procedures for confidential, anonymous submission of complaints by employees and for receipt, retention and treatment of complaints, from whatever source, received by Safeguard, regarding accounting, internal accounting controls or auditing matters. All such communications are initially sent to the Chairperson of the Audit Committee and, if requested by the Chairperson, may be sent to the other members of the Audit Committee. Any person who desires to contact the Audit Committee may do so by addressing correspondence to Chairperson, Audit Committee, care of our Secretary at the address noted above.

The Chairperson of the Audit Committee also receives updates on other communications to the Board, Audit Committee or non-employee directors that raise issues related to the affairs of Safeguard but which do not fall into the two prior categories. The Chairperson of the Audit Committee determines which of these communications he would like to see.

Our Secretary maintains a log of all communications, which is available for review upon request of any member of the Board. Typically, we do not forward to our non-management directors communications from our shareholders or other communications which are of a personal nature or not related to the duties and responsibilities of the Board, including, without limitation, business plan or other business opportunity submissions; inquiries related to products or services provided by Safeguard’s companies; spam, junk mail and mass mailings; resumes and other forms of job inquiries; surveys or polls; business solicitations or advertisements; and any material that relates to improper or irrelevant topics or is unduly hostile, threatening, illegal or similarly unsuitable.

Process for Nominating Potential Director Candidates. In addition to its other responsibilities, the Nominating & Corporate Governance Committee is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The Nominating & Corporate Governance Committee will consider director candidates proposed by the Chief Executive Officer, by any director or by any shareholder, and may, at times, retain a search firm to assist it in identifying and evaluating potential director candidates. In considering potential director candidates, the Nominating & Corporate Governance Committee seeks the following attributes for director nominees:

•	A strong record of personal integrity and ethical conduct;

•	A leader in the companies or institutions with which he or she is affiliated;

•	Competencies, skills and experiences that are complementary to the background and experience represented on Safeguard’s Board and that meet the needs of Safeguard’s strategy and business;

•	A willingness and ability to devote sufficient time to fulfill his or her responsibilities to Safeguard and our shareholders;

•	The ability to represent the long-term interests of our shareholders; and

•	The ability to provide relevant advice and counsel to management and best perpetuate the success of Safeguard’s business.

The Nominating & Corporate Governance Committee considers properly submitted shareholder recommendations of director candidates in substantially the same manner as it considers director candidate recommendations from other sources. Any shareholder recommendation must include the following: the nominee’s name and the information about the nominee that would be required in a proxy statement under the SEC’s rules; information about the relationship between the nominee and the nominating shareholder; proof of the number of shares of Safeguard common stock that the nominating shareholder owns and the length of time the shares of Safeguard common stock have been owned; and a letter from the nominee certifying his or her willingness to serve, if elected, as a director.

Recommendations should be directed to:

Chairperson, Nominating & Corporate Governance Committee

c/o Secretary

Safeguard Scientifics, Inc.

435 Devon Park Drive, Building 800

Wayne, PA 19087-1945

Board Compensation. During 2012, each of our non-employee directors was compensated for his or her service as a director through cash payments as shown in the table below:

Compensation Item	Amount ($)
Annual Board Retainers (payable relative to a full year of Board service measured from annual meeting to annual meeting):
Chairman of the Board	80,000
Other Directors	50,000
Additional Annual Chairperson Retainers (payable relative to a full year of Committee service measured from annual meeting to annual meeting):
Audit Committee	15,000
Capital Management Committee	5,000
Compensation Committee	7,500
Nominating & Corporate Governance Committee	5,000
Meeting Attendance Fees:
Committee	1,500

We also reimburse our directors for expenses they incur to attend our Board and Committee meetings and for attendance at one director continuing education program during each calendar year or the reasonable cost of one year’s membership in an organization which is focused on director education. Mr. Boni does not receive meeting or other fees for his service as a Board member.

In March 2013, at the Compensation Committee’s request, Semler Brossy assisted the Committee in assessing our Board compensation practices relative to current market practices. After reviewing Semler Brossy’s findings and recommendations, the Compensation Committee recommended that the Board increase the annual retainer for certain committee chairs, payable in arrears in equal quarterly installments, as follows: Capital Management Committee – $15,000; Compensation Committee – $10,000; and Nominating & Corporate Governance Committee – $7,500. The changes will be effective as of the date of our 2013 annual meeting of shareholders.

On May 24, 2012, each outside director who stood for re-election at the 2012 annual meeting was awarded a recurring annual service grant which consisted of a stock option grant to purchase 5,000 shares of Safeguard common stock at an exercise price of $15.055 per share and 2,500 deferred stock units, as more fully described below. Dr. Jarrett, who joined our Board following the 2012 annual meeting, was awarded an initial stock option grant on June 29, 2012 to purchase 8,333 shares of Safeguard common stock at an exercise price of $15.25 per share. Directors’ stock options have an eight-year term. Annual service stock option and deferred stock unit grants fully vest on the first anniversary of the grant date or, for deferred stock units, once a director reaches age 65, if earlier. Initial stock option grants vest 25% each year commencing on the first anniversary of the grant date. The exercise price of stock options is equal to the average of the high and low trading prices of our common stock, as reported on the NYSE composite tape, on the grant date. The deferred stock units represent the right to receive shares of Safeguard common stock, on a one-for-one basis, following the date upon which the director leaves the Board.

Safeguard also maintains a Group Deferred Stock Unit Program for Directors (“Directors’ DSU Program”) which allows each outside director, at his or her election, to receive deferred stock units in lieu of cash retainer and meeting fees paid to each director, as described above, for service on the Board and its committees (“Directors’ Fees”). The deferral election applies to Directors’ Fees to be received for the calendar year following the year in which the election is made and remains in effect for each subsequent year unless the director elects otherwise by the end of the calendar year prior to the year in which the services are rendered. The number of deferred stock units awarded is determined by dividing the Directors’ Fees by the fair market value of Safeguard’s stock on the date on which the director would have otherwise received the Directors’ Fees. Each director also receives a number of matching share units, based on the same fair market value calculation, equal to 25% of the Directors’ Fees deferred. A director is always fully vested in Directors’ Fees deferred; the matching share units vest fully on the first anniversary of the date the matching share units are credited to the director’s account or, if earlier, once a director reaches age 65. Each deferred stock unit entitles the director to receive one share of Safeguard common following the date upon which the director leaves the Board. A director also may elect to receive the stock in annual installments over a period of up to five years after leaving the Board.

Director Compensation – 2012. The following table provides information on compensation earned for services provided during 2012 by each non-employee director who served on our Board at any time during 2012:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(3)(4)	All Other Compensation ($)(5)	Total ($)(6)
Julie A. Dobson	72,500	41,988	36,494	—	150,982
Keith B. Jarrett	48,220	1,482	61,608	—	111,310
Andrew E. Lietz	108,500	44,138	36,494	—	189,132
George MacKenzie	80,000	37,638	36,494	—	154,132
George D. McClelland	79,000	45,899	36,494	—	161,393
Jack L. Messman	72,500	41,511	36,494	—	150,505
John J. Roberts	72,500	37,638	36,494	—	146,632
Robert J. Rosenthal	85,000	38,267	36,494	1,200	160,961

(1)	The amounts included in this column reflect Directors’ Fees earned for services provided during 2012, including amounts deferred under our Directors’ DSU Program. Of the amount of Directors’ Fees earned for services provided during 2012, Ms. Dobson and Messrs. Lietz and McClelland each deferred payment of 25% and Dr. Jarrett deferred payment of 15%. Each director received deferred stock units in lieu of Directors’ Fees that they deferred and matching deferred stock units equal to 25% of the Directors’ Fees that they deferred. Directors who defer fees and receive deferred stock units are essentially investing in common stock equivalents that are initially valued based on the fair market value of our common stock on the date of issuance. As a result, the value of their deferred stock units fluctuates with the market value of our common stock.
(2)	These amounts do not represent compensation actually received. Rather, these amounts represent the grant date fair values of the matching deferred stock units and the annual service grant of deferred stock units computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the deferred stock units is determined by multiplying the number of shares underlying the deferred stock units by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE composite tape, on the grant date. The matching deferred stock units issued in January 2012 related to fees deferred that were earned during the fourth quarter of 2011. The following table presents the grant date fair value for each deferred stock unit award made to each non-employee director during 2012:

	Grant Date Fair Value (in dollars)
Name	1/15/12	4/15/12	5/24/12	7/15/12	10/15/12
Julie A. Dobson	1,181	1,182	37,638	999	989
Keith B. Jarrett	—	—	—	338	1,144
Andrew E. Lietz	1,527	1,724	37,638	1,627	1,623
George MacKenzie	—	—	37,638	—	—
George D. McClelland	1,228	2,659	37,638	1,901	2,473
Jack L. Messman	3,873	—	37,638	—	—
John J. Roberts	—	—	37,638	—	—
Robert J. Rosenthal	630	—	37,638	—	—

(3)	The directors’ aggregate holdings of deferred stock units and stock options to purchase shares of our common stock (both vested and unvested), as of December 31, 2012, were as follows:

Name	Deferred Stock Units	Stock Options
Julie A. Dobson	23,994	35,830
Keith B. Jarrett	476	8,333
Andrew E. Lietz	19,540	15,000
George MacKenzie	14,696	35,830
George D. McClelland	48,851	39,997
Jack L. Messman	47,818	35,830
John J. Roberts	20,376	18,332
Robert J. Rosenthal	16,134	31,665

(4)	These amounts do not represent compensation actually received. Rather, these amounts represent the grant date fair values of the stock options computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718), excluding the effect of estimated forfeitures related to service-based vesting conditions. The fair value of the stock options awarded to each director was estimated at the date of grant using the Black-Scholes option-pricing model. The assumptions used by us in calculating these amounts are incorporated by reference to Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012.
(5)	The amounts in this column represent reimbursement of expenses incurred for attendance at a director’s continuing education program or a director’s reasonable 2012 annual dues for a membership organization focused on director education.
(6)	Directors also are eligible for reimbursement of expenses incurred in connection with attendance at Board and committee meetings. These amounts are not included in the table above.

Stock Ownership Guidelines. Each non-employee director is expected to acquire a number of shares of our stock having a value at least equal to a designated multiple of the annual retainer paid to such member for service on our Board. Such ownership is expected to be achieved within the later of five years after an individual’s election to our Board or the fifth anniversary following any increase in the required multiple of the annual retainer. In 2012, our Nominating & Corporate Governance Committee, which oversees our ownership guidelines, increased the equity position threshold in our stock that is required to be held by non-employee directors from two times to three times the annual cash Board retainer. No sales of stock are permitted during the period in which the ownership requirement has not been met (except for limited stock sales to meet tax obligations), without the approval of the Board. Shares counted toward these guidelines include:

•	Shares beneficially owned by the director;

•	Vested shares of restricted stock;

•	Vested deferred stock units that have been credited to the director; and

•	Net value of shares underlying vested, in-the-money options (“Net Option Value”).

For purposes of calculating the value to be used in monitoring compliance with the ownership guidelines, we utilize (a) the greater of the current value or the cost basis of purchased shares or vested RSAs/DSUs as to which the director has declared income and paid taxes; and (b) our trailing six-month average share price in determining Net Option Value.

Based on information they have provided to us, all of our outside directors, with the exception of Dr. Jarrett who joined our Board in 2012, have achieved the required ownership levels.

PROPOSAL TO RATIFY KPMG LLP

Item 2 on Proxy Card

The Audit Committee, composed entirely of independent, non-employee members of the Board, approved the appointment of KPMG LLP (“KPMG”) as Safeguard’s independent registered public accounting firm for the 2013 fiscal year, and the Board has recommended that our shareholders ratify the appointment. If the shareholders do not ratify the appointment, the Audit Committee may reconsider its recommendation and may retain KPMG or another accounting firm without resubmitting the matter to shareholders. Even if the shareholders ratify the appointment of KPMG, the Audit Committee may select another firm if it determines such selection to be in the best interest of Safeguard and its shareholders.

Services provided to Safeguard and its subsidiaries by KPMG in fiscal year 2012 and fiscal year 2011 are described below under “Independent Registered Public Accounting Firm—Audit Fees.” Representatives of KPMG are expected to attend the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Ratification requires the affirmative vote of a majority of the votes cast by all shareholders entitled to vote on the proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY KPMG AS SAFEGUARD’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE 2013 FISCAL YEAR.

Independent Registered Public Accounting Firm—Audit Fees

The following table presents fees for professional services rendered by KPMG for the audit of Safeguard’s consolidated financial statements for fiscal year 2012 and fiscal year 2011 and fees billed for audit-related services, tax services and all other services rendered by KPMG for fiscal year 2012 and fiscal year 2011. This table includes fees billed to Safeguard’s consolidated subsidiaries for services rendered by KPMG.

	2012	2011
Audit Fees (1)	$582,500	$500,000
Tax Fees (2)	87,000	105,556
All Other Fees	—	—

Total	$669,500	$605,566

(1)	Audit fees include the aggregate fees for professional services rendered in connection with the audit of the consolidated financial statements included in our Annual Report on Form 10-K, the review of the condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, fees related to the issuance of Safeguard’s Convertible Senior Debentures Due 2018, and KPMG’s assurance services provided in connection with the assessment and testing of internal controls over financial reporting pursuant to Section 404 of the Sarbanes Oxley Act of 2002.
(2)	Tax fees include the aggregate fees billed by KPMG for tax consultation and tax compliance services.

The Audit Committee pre-approves each service to be performed by KPMG at its regularly scheduled meetings. For any service that may require pre-approval between regularly scheduled meetings, the Audit Committee has delegated to the Chairperson of the Audit Committee the authority to pre-approve services not prohibited by law to be performed by Safeguard’s independent registered public accounting firm and associated fees up to a maximum of $100,000, and the Chairperson communicates such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities regarding general oversight of the integrity of Safeguard’s consolidated financial statements, Safeguard’s compliance with legal and regulatory requirements, the performance of Safeguard’s internal audit function, review and approval of related party transactions, and the performance, qualifications and independence of Safeguard’s independent registered public accounting firm.

Safeguard’s management has primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of Safeguard’s consolidated financial statements in accordance with U.S. generally accepted accounting principles. Safeguard’s independent registered public accounting firm is responsible for auditing those consolidated financial statements and issuing opinions as to the conformity of Safeguard’s audited consolidated financial statements with U.S. generally accepted accounting principles and the effectiveness of Safeguard’s internal control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

Throughout the year, the Audit Committee regularly meets with management of Safeguard, Safeguard’s independent registered public accounting firm and Safeguard’s internal auditor. The Audit Committee also regularly meets with each of these groups separately in closed sessions. In this context, the Audit Committee hereby reports as follows:

1.	The Audit Committee reviewed Safeguard’s audited consolidated financial statements for fiscal year 2012 and met and held discussions with management and KPMG regarding the audited consolidated financial statements.

2.	The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.	The Audit Committee received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with KPMG its independence.

4.	Based on the review and discussion referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2012.

Members of the Audit Committee:

George MacKenzie, Chairperson
Keith B. Jarrett	George D. McClelland	John J. Roberts	Robert J. Rosenthal

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

Item 3 on Proxy Card

Section 14A of the Securities Exchange Act of 1934, as amended, requires us to permit our shareholders to cast, at least once every three years, a non-binding, advisory say-on-pay vote to approve the compensation of Safeguard’s named executive officers as disclosed in the Compensation Discussion and Analysis (beginning on page 23) and the accompanying compensation tables and narrative disclosure. Section 14A also requires us to permit our shareholders to cast a non-binding, advisory vote at least once every six years regarding whether we should hold future say-on-pay votes every year, every two years or every three years.

After careful consideration, our Board determined in 2011 that an annual advisory say-on-pay vote on executive compensation would be the most appropriate alternative for Safeguard at this time. At our 2011 annual meeting of shareholders, approximately 90% of the votes cast by our shareholders were voted in favor of future non-binding, advisory “say-on-pay” votes being held annually.

In accordance with this policy, we are providing our shareholders with the opportunity to endorse or not endorse Safeguard’s 2012 executive compensation as described in this proxy statement. Shareholders also may abstain from voting. The vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation. This vote will not be binding on our Board or the Compensation Committee and may not be construed as overruling a decision by our Board or the Compensation Committee nor imply any additional fiduciary duty on our Board. Further, it will not affect any compensation paid or awarded to any executive. At our 2012 annual meeting of shareholders, we held an advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 91% of shareholder votes cast in favor of our say-on-pay resolution. The Compensation Committee believes that this strong support from our shareholders is evidence that our pay-for-performance policies are working and are aligned with our shareholders’ interests. Accordingly, after considering the results of the advisory vote on executive compensation in the context of its overall review of Safeguard’s compensation policies, the Compensation Committee determined not to implement any significant changes to our executive compensation program for 2012 and does not, at present, intend to make any significant changes to our executive compensation program in 2013. The Compensation Committee will continue to consider the outcome of our shareholders’ advisory votes on executive compensation when making future compensation decisions for our named executive officers.

The purpose of Safeguard’s compensation policies and procedures is to attract and retain experienced, highly qualified executives crucial to Safeguard’s long-term success and enhancement of shareholder value. The Compensation Committee has developed an executive compensation program designed to pay for performance and to align the long-term interests of our named executive officers with the long-term interests of our shareholders. We are asking our shareholders to indicate their support for the compensation afforded to our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to Safeguard’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure included in this proxy statement, is hereby APPROVED.”

Unless our Board modifies its policy on the frequency of future advisory say-on-pay votes, the next advisory say-on-pay vote will be held at our 2014 annual meeting of shareholders.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF

SAFEGUARD’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPENSATION

DISCUSSION AND ANALYSIS AND THE ACCOMPANYING COMPENSATION TABLES AND

NARRATIVE DISCLOSURE IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee (for purposes of this Compensation Discussion and Analysis, the “Committee”) is responsible for establishing our company-wide compensation philosophy; for determining the compensation provided to the individuals who serve as our “named executive officers”; and for approving the compensation for our other executives, based on recommendations of our named executive officers. For purposes of the “Summary Compensation Table,” we have five “named executive officers” included in this year’s proxy materials: our current President and Chief Executive Officer, Stephen T. Zarrilli (who was also our Chief Financial Officer during the majority of 2012); James A. Datin, an Executive Vice President and Managing Director; Jeffrey B. McGroarty, our Senior Vice President – Finance; Brian J. Sisko, an Executive Vice President and Managing Director; and Peter J. Boni, our former President and Chief Executive Officer who retired in late 2012. Our overall executive group, for purposes of this discussion, is currently comprised of a total of 10 persons, consisting of the named executive officers and five other company employees who each hold the title of vice president or higher. The Committee reviews our compensation philosophy each year to ensure that its principles and objectives are aligned to our overall business strategy and aligned with the interests of our shareholders in increasing the value of our common stock over the long term. We seek to apply a consistent philosophy across our executive rank, not just among our named executive officers.

Compensation Philosophy and Objectives

Our overall goals in compensating our executives are to:

•

Attract, retain and motivate executives who are particularly qualified, as a result of their prior professional experience, to shape our business model and pursue our business plan, and whose experience and skills can be leveraged across our partner companies to facilitate the partner companies’ growth and success;

•	Promote and reward the achievement of short-term and long-term corporate and individual objectives that our Board and management believe will lead to long-term growth in shareholder value; and

•	Encourage meaningful equity ownership and the alignment of executive and shareholder interests as an incentive to increase shareholder value.

The executive compensation program the Committee has created is intended to: provide an appropriate mix of fixed and variable at-risk cash compensation; balance rewards for short-term performance with our ultimate goal of producing long-term shareholder value; link variable compensation to value creation; and facilitate executive recruitment and retention. There are no pre-established targets, weighting, mix or position relative to competitors for the allocation between either cash or non-cash compensation payments; short-term or long-term compensation; and/or fixed or variable items of compensation. Rather, each year the Committee reviews information provided by its consultant (as well as information which may be provided by management) to determine the appropriate level, on an absolute and a relative basis, as well as a mix of each of these components. It is important to highlight that more than 75% of our executives’ long-term compensation opportunity is performance-based, linked directly to return to shareholders or to the accomplishment of specific objectives which, it is believed, will result directly in share price appreciation. Therefore, when the Committee considers the relationships between the different components of our overall compensation philosophy, especially the relationship between fixed compensation and variable annual long-term incentive compensation opportunity, the Committee carefully considers the challenging performance metrics it incorporates into all of our long-term incentive compensation programs.

During 2012, we used the following principal elements of executive compensation to meet our overall goals:

Base Pay	g	Fixed cash compensation, based on competitive market practices and existing salary levels, that rewards an executive’s core competencies relative to his skills, experience, responsibilities and anticipated contributions to us and our partner companies;

Annual Incentives	g	Variable, at-risk, performance-based incentive compensation, based on competitive market practices and existing incentive compensation levels, that rewards an executive’s contributions towards the achievement of annual corporate objectives and an executive’s achievement of individual performance objectives. These incentives are paid in the form of cash and/or equity at the Committee’s discretion;

Long-Term Incentives	g	Equity awards that encourage executive ownership of our stock and which promote continued employment with us through the use of vesting approaches which are based on the achievement of milestones/results which by their nature are long-term and/or which are based on extended tenure with Safeguard. These awards align our executives’ interests with those of our shareholders. The value of the awards to the executive is directly impacted by (a) cash-on-cash realized returns on our partner company deployments and/or (b) our stock price increases;

Health and Welfare Benefits	g	Benefits that are part of our broad-based employee benefit programs, including medical, dental, life insurance, and disability plans, our 401(k) plan matching contributions and our nonqualified deferred compensation plan (contributions to which have been discontinued for 2009 and beyond); and

Severance and Change-in- Control Arrangements	g	Severance benefits that are payable or which accrue if a particular executive’s employment is terminated by Safeguard “without cause” or by the executive for “good reason.” See “Severance and Change-in-Control Arrangements” below. These benefits are intended to help us retain certain of our named executive officers and other executives, providing us with continuity of executive management. In the event of a change in control, in certain circumstances, these severance benefits may be increased, which functions as a further retention mechanism.

Role of Named Executive Officers in Compensation Decisions

The Committee makes, or has final approval authority regarding, all compensation decisions with respect to all of our executives. Within the parameters approved by the Committee each year, our named executive officers are responsible for evaluating and setting compensation with respect to our other employees.

Our President and Chief Executive Officer and our other named executive officers, with the assistance of other Safeguard employees, provide support and prepare materials to assist the Committee in making its compensation decisions; conferring with the Committee and its consultant on the selection of peer companies and industries used for comparison purposes; providing suggestions and, in some cases, recommendations, to the Committee in the area of executive compensation, including suggestions in the context of terms of employment agreements, performance measures and targets under our management incentive plan, and equity awards; suggesting or recommending alternative approaches to certain elements of our executive compensation philosophy; and, ultimately, implementing the Committee’s compensation decisions. Management also provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and our other executives. The tally sheets include both historical data and estimated forward looking amounts for the current calendar year. The tally sheets summarize: cash compensation (salary, actual/target annual incentive awards and perquisites); the dollar value of benefits provided; potential severance amounts payable under various scenarios; and outstanding equity awards held by each executive.

In determining the compensation of our Chief Executive Officer, the Committee’s usual process is to consider the results of the CEO performance assessment conducted each year by our Nominating & Corporate Governance Committee. The assessment typically includes our Chief Executive Officer’s self-assessment of the achievement of his individual prior year objectives as well as an assessment of his performance by each Board member. The Committee also typically discusses its compensation views with our Chief Executive Officer directly. Neither our Chief Executive Officer nor any other member of management is present when the Committee makes its determinations concerning our Chief Executive Officer’s compensation. In 2012, given ongoing discussions regarding Mr. Boni’s possible retirement, the Committee did not undertake its formal Chief Executive Officer assessment process.

Our Chief Executive Officer annually assesses each other named executive officer’s performance and makes a recommendation to the Committee concerning achievement by our other named executive officers of their individual objectives. Our other named executive officers annually assess the other executives who report to them and make recommendations to our Chief Executive Officer concerning the achievement of individual objectives by such executives. Our Chief Executive Officer makes recommendations to the Committee concerning salary adjustments and equity grants to the other named executive officers and, based on the recommendations of our other named executive officers, sometimes our other executives. In determining the compensation of our executives, the Committee considers our Chief Executive Officer’s assessment and recommendations. However, other than for compensation that has been established contractually or under quantitative formulas established by the Committee each year under our management incentive plan, the Committee exercises its own discretion in determining whether to accept or modify our Chief Executive Officer’s recommendations. These individuals are not present when the Committee and our Chief Executive Officer review their performance or when the Committee makes its determinations concerning their compensation.

From time to time during the year, our Chief Executive Officer may recommend to the Committee one-time cash bonuses, stock option or other equity grants to certain executives or other employees relating to promotions, instances of superior individual or group performance and/or extraordinary corporate undertakings or events. The Committee acts on such recommendations on a case-by-case basis. During late 2012, following Mr. Boni’s retirement and Mr. Zarrilli’s promotion to Chief Executive Officer, in connection with the promotions discussed below, Mr. Zarrilli recommended, and the Committee approved, one-time stock option and equity awards to two of our named executive officers. At such time, the Committee also approved, in consultation with its consultant, one-time stock option and equity awards to Mr. Zarrilli in connection with his promotion to President and Chief Executive Officer. These awards are discussed below under “Change in Named Executive Officers and Responsibilities in 2012” and “Changes in 2012 Compensation Related to Changes in Our Named Executive Officers and Executive Officer Responsibilities.”

Role of Consultant

Semler Brossy assisted the Committee in its deliberations regarding executive and director compensation matters during 2012. Specifically, as it has in prior years, Semler Brossy provided information relating to competitiveness of pay levels, compensation design, specific equity grant matters, market trends, risk assessment and management and technical considerations concerning named executive officers, other executives and directors. In addition, Semler Brossy also provided information related to specific issues arising during the year. In 2012, these included advising us in connection with compensation adjustments and stock option and equity grants for Messrs. Zarrilli, Sisko and McGroarty in connection with their promotions, as well as transition arrangements for our retiring Chief Executive Officer. Semler Brossy also assisted the Committee with the reporting of executive compensation matters relating to 2012 under applicable SEC disclosure rules. These services, which were provided in support of decision-making by the Committee, are the only services that Semler Brossy performed for Safeguard. Semler Brossy does not provide services to Safeguard other than those provided to support the Committee’s activities. Semler Brossy reported to and acted at the direction of, and attended selected meetings as requested by, the Chairperson of the Committee.

The Committee, which has the sole authority to hire and terminate its consultant, evaluates the performance of its consultant annually. In 2012, the Committee also considered whether Semler Brossy was “independent,” taking into account the factors set forth in Section 952 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), Section 10C(b) of the Securities Exchange Act, and Rule 10C-1(b)(4) promulgated thereunder. Utilizing these factors, the Committee determined that Semler Brossy and their consultants are independent. In January 2013, the SEC approved new NYSE corporate governance standards for listed companies that include a requirement that compensation committees consider the independence of compensation consultants using enumerated factors. Although these new requirements are not yet applicable to Safeguard, based on our prior analysis, we believe Semler Brossy and their consultants would be “independent” using the new NYSE standard. The Committee intends to annually evaluate whether its compensation consultant is “independent” considering the appropriate factors, including those enumerated in the NYSE listed company corporate governance standards.

The Committee has utilized the services of Semler Brossy since 2008. Semler Brossy is compensated on an hourly billing basis. Invoices are directed to, reviewed and must be approved by the Committee Chairperson before payment by Safeguard.

Setting Executive Compensation

The Committee believes that a very significant portion of each executive’s total compensation should be variable or “at-risk.” It is the view of the Committee that the greater the ability of an executive (based on his role and responsibilities at Safeguard) to impact Safeguard’s achievement of its short- and long-term objectives, the greater the percentage of such executive’s overall compensation which should be “at-risk.” The Committee principally utilizes variable/at-risk cash and performance-based equity compensation to accomplish its objectives in this regard. As described below under “2012 Compensation Program – Annual Incentives,” the Committee provides at-risk target bonus levels under Safeguard’s MIP (as defined below) to our executives. Payments against such targets are determined by the Committee based on corporate achievement as well as personal achievement. Payments may be made in cash and/or equity, in the Committee’s discretion. Neither the actual awards to be made under the MIP or otherwise nor the minimum long-term value of any equity grants made is guaranteed.

As described above, management provides the Committee with comprehensive tally sheets on an annual basis to facilitate the Committee’s review of the total compensation of our named executive officers and other executives. The Committee has found these tally sheets to be useful in its evaluation of the total compensation program for our named executive officers and other executives. From time to time, the Committee requests supplemental information be included in such tally sheets as its discussions require.

Specifically with regard to our named executive officers, the Committee from time to time, and at least annually, has reviewed a comparison of each element of total compensation compared to a group of specific companies and industries against which we believe we compete for talent and for shareholder investment, including the venture capital and private equity industries, as well as by reference to industry-specific compensation surveys. The analysis provided by Semler Brossy to the Committee at its meeting in December 2011 for purposes of the Committee’s consideration of 2012 cash and total compensation levels measured our compensation against data from the following sources:

Proxy Peer Group Data	g	Business development companies, registered investment companies and holding companies that are representative of the unique nature of our business model for a publicly owned company. Included in this group were: Capital Southwest Corporation; Harris & Harris Group, Inc.; Hercules Technology Growth Capital, Inc.; ICG Group, Inc.; KCAP Financial, Inc. (formerly Kohlberg Capital Company); Main Street Capital Corporation; MCG Capital Corporation; and Triangle Capital Corporation

Venture Capital Survey Data	g

Surveys used included the following:

Dow Jones Private Equity Analyst – Glocap Compensation Survey

US Mercer Benchmark Database – Executive

(Each of the surveys utilized is very broad-based and, therefore, is not highly influenced by the data relating to any one company included in the survey.)

The Committee annually evaluates the companies and surveys used for comparison purposes to be certain that the comparables reviewed by the Committee remain appropriate given mergers/acquisitions that may have occurred and any changes in relevant business scope. In connection with the commencement of its process for its 2012 compensation review in July 2011, the Committee determined that reviewing compensation from multiple perspectives was still appropriate given Safeguard’s unique business model. In reviewing the Proxy Peer Group in connection with that undertaking, the Committee determined that all peers in the peer group remained appropriate. The Committee is continually refining the comparables utilized as members of the Peer Group are acquired or merged, etc. The Committee does not focus on any one single peer or data point in setting compensation levels.

Recognizing that our business strategy, industry focus and diverse array of partner companies make comparisons to other companies difficult, and based on the inherent challenge in matching companies, job positions and skill sets, the Committee has looked to competitive information for general guidance rather than rigid adherence to specific percentages. The Committee has determined that the overall objectives of our compensation philosophy are better achieved through flexibility in determining pay levels to address differences in duties and responsibilities, individual experience, skill levels and achievements, and any retention concerns.

Change in Named Executive Officers and Responsibilities in 2012

Effective November 1, 2012, Peter J. Boni retired as our President and Chief Executive Officer, and we appointed Stephen T. Zarrilli, then our Senior Vice President and Chief Financial Officer, to succeed him as President and Chief Executive Officer. Mr. Zarrilli was appointed to Safeguard’s Board effective as of the same date. Pursuant to a written agreement, Mr. Boni continues to serve as our CEO Emeritus and will remain on our Board of Directors until our upcoming Annual Meeting of Shareholders to be held on May 23, 2013. Thereafter, through December 31, 2013, Mr. Boni will act as a special advisor to Safeguard. Also in November 2012, we promoted Jeffrey B. McGroarty to the position of Senior Vice President – Finance, and to the role of our principal accounting officer. In addition to his former responsibilities for oversight of financial accounting and reporting, as Senior Vice President – Finance, Mr. McGroarty serves as our most senior finance professional and a member of our executive management team, and has assumed additional responsibilities related to our periodic reporting as a public company. Mr. McGroarty first joined Safeguard in December 2005, and most recently served as Vice President – Finance and Corporate Controller. Also in November 2012, we promoted Brian J. Sisko to the position of Executive Vice President and Managing Director, Strategy, Development and Operations. In his new position, Mr. Sisko remains responsible for the oversight of all legal functions of our business and continues to serve as a member of our executive management team, and has assumed additional responsibilities for managing our internal operations, the functional support services that we provide to our partner companies and activities related to our business development initiatives. Mr. Sisko first joined Safeguard as Senior Vice President and General Counsel in August 2007.

In connection with the promotion of Messrs. Zarrilli, McGroarty and Sisko, and consistent with their increased responsibilities, the Committee approved certain changes in base salary and annual incentive compensation for these named executive officers. In considering and approving these changes in compensation, the Committee consulted with, and reviewed the analysis of, its outside consultant, Semler Brossy, and, with respect to Mr. Sisko and Mr. McGroarty, we also considered Mr. Zarrilli’s recommendations regarding compensation. In addition, the Committee also approved one-time stock option and equity grants to each of Messrs. Zarrilli, McGroarty and Sisko in connection with their promotions. Additional details are provided below under “Changes in 2012 Compensation Related to Changes in Our Named Executive Officers and Executive Officer Responsibilities.”

We believe these changes continue to position Safeguard for further growth. Additional details about the terms of Mr. Boni’s retirement can be found under “Severance and Change-in-Control Arrangements – Arrangements with Peter J. Boni” below.

Outcome of the 2012 Say-on-Pay Vote

At our 2012 annual meeting of shareholders, we held an advisory vote on the compensation of our named executive officers, commonly referred to as a say-on-pay vote. Our shareholders overwhelmingly approved the compensation of our named executive officers, with approximately 91% of shareholder votes cast in favor of our say-on-pay resolution. The Committee believes that this strong support from our shareholders is evidence that our pay-for-performance policies are working and are aligned with our shareholders' interests. Accordingly, after considering the results of the advisory vote on executive compensation in the context of its overall review of Safeguard’s compensation policies, the Committee determined not to implement any significant changes to our executive compensation program for 2012 and does not, at present, intend to make any significant changes to our executive compensation program in 2013. The Committee will continue to consider the outcome of our shareholders’ advisory votes on executive compensation when making future compensation decisions for our named executive officers.

2012 Compensation Program

Base Pay. Base pay is established initially on the basis of several factors, including market competitiveness; past practice; individual performance and experience; the level of responsibility assumed; the level of skills and experience that can be leveraged across our partner companies to facilitate their growth and success; and individual employment negotiations with executives. Three of our named executive officers have an employment agreement with us which sets a minimum base salary.

Base salaries typically are reviewed annually (at the end of one year and the beginning of the upcoming calendar year) by the Committee, as well as in connection with a promotion or other changes in job responsibilities. As noted above, Safeguard believes it competes for executive talent with venture capital and private equity firms, among others. In considering whether to adjust base salary levels of any of our executives for 2012, the Committee took into account:

•	The proxy peer group and survey data provided by Semler Brossy;

•	The Committee’s assessment of Safeguard’s overall performance during 2011 and the ongoing individual performance of each of our named executive officers;

•	United States economic conditions, in general; and

•	Changes in scope of job responsibility.

Based on the Committee’s review of the foregoing; its desire to recognize professional growth and accomplishments; additional responsibilities assumed by certain officers; and to maintain Safeguard’s competitiveness in the marketplace for executive talent, the Committee approved the following changes in 2012 base salary levels for certain of our named executive officers, as shown below:

Name	2011 Base Salary	2012 Base Salary
Stephen T. Zarrilli	$400,000	$425,000	(a)
James A. Datin	$425,000	$450,000
Jeffrey B. McGroarty	$225,000	$234,771	(b)

(a)	Represents Mr. Zarrilli’s blended annual base salary during 2012. Effective November 1, 2012, we promoted Mr. Zarrilli to President and Chief Executive Officer and, consistent with Mr. Zarrilli’s increased responsibilities, the Committee approved an increase in his annual base salary to $550,000 from $400,000. See “Changes in 2012 Compensation Related to Changes in Our Named Executive Officers and Executive Officer Responsibilities” below.
(b)	Represents Mr. McGroarty’s blended annual base salary during 2012. Effective November 1, 2012, we promoted Mr. McGroarty to an executive officer and Senior Vice President – Finance and, consistent with Mr. McGroarty’s increased responsibilities, we approved an increase in his annual base salary to $250,000 from $231,750. See “Changes in 2012 Compensation Related to Changes in Our Named Executive Officers and Executive Officer Responsibilities” below.

2012 base salaries for our other named executive officers were unchanged from the prior year.

Annual Incentives.

Incentive Opportunity. In February 2012, the Committee adopted the particular corporate and personal objectives and target award levels for 2012 under Safeguard’s Management Incentive Plan (the “MIP”) to provide a variable incentive to each of our executives and other employees based on 2012 performance. The 2012 MIP program, which, consistent with our approach to annual incentives generally, emphasized teamwork among members of management to achieve key business objectives under our 2012 strategic plan, was based on the following mix of corporate and individual objectives for our named executive officers and our other executives (except as noted below):

•	80% on the achievement of corporate objectives; and

•	20% on the achievement of individual objectives.

For the 2012 MIP objectives, Mr. Boni, our then Chief Executive Officer, recommended to the Committee and the Committee agreed, that certain executives whose principal responsibilities related to partner company relationships would have a slightly modified mix of MIP objectives, based 60% on the achievement of corporate objectives, and 40% on the achievement of personal objectives. Our remaining employees also participated in our 2012 MIP, with professional staff incentives being based on the same mix of corporate and individual objectives as our executives and administrative employee incentives being based 50% on corporate objectives and 50% on individual objectives.

We believe that short-term compensation (such as base salary and annual incentive awards) should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather on our executives’ management of Safeguard towards achieving our annual goals that we believe will contribute to long-term growth in shareholder value. Through 2011, under our MIP, it was our practice that all of our executives earned their incentive payments based on the same relative weighting of corporate and individual objectives (80%/20%). In 2012, all of our executives continued to have this same relative mix of corporate and individual objectives (80%/20%), except that the Committee adjusted these relative weightings to 60% corporate objectives/ 40% personal objectives for three executives, as described above. Upon his promotion to Chief Executive Officer, Mr. Zarrilli recommended, and the Committee agreed, to return all executives to the same relative weighting of 80% corporate/ 20% personal objectives for our 2013 MIP. The Committee may adjust such relative weightings of Safeguard’s MIP in the future in light of Safeguard’s overall compensation goals.

Performance Measures. To align the 2012 MIP with our 2012 business strategy, the Committee established the corporate objectives and weightings (representing the portion of the 2012 MIP target based on corporate objectives) set forth below. (Certain of the referenced objectives are summarized versus stated in word for word detail below.)

Weighting	Corporate Objectives
50%— Partner Company Performance	Achievement of explicit milestones or objectives (by Safeguard management and/or the partner company itself) or specified levels of revenues or profitability for the 16 partner companies to which the current management team had deployed capital and in which we held an active interest as of the adoption of the 2012 MIP (see table of specific objectives below). The Committee retained the discretion to place greater or lesser emphasis on a particular partner company (or a particular objective) based on those companies in which we exercise a greater or lesser level of influence and control based on our ownership interest, board representation, etc. Weighting of partner companies’ performance may vary from year to year based on such factors as the Committee determines to be appropriate.

	Partner Company	Objectives / Targets (including, but not limited to)
	Advantedge Healthcare Solutions	• Establish organic growth traction • Continue to effect cost efficiencies

	Alverix	• Achieve specified level of revenue • Define and initiate vertical strategy for “owning” tests

	Beyond.com	• Continue to scale the size of the sales team • Scale traffic and build revenue

	Bridgevine	• Strengthen management team; hire new CEO • Expand into other verticals with new SaaS offering and standard service • Achieve specified EBITDA

DriveFactor

•     Successfully deploy a specified number of devices with a large customer

•     Secure additional large reference customers

•     Key management hire; scale team and infrastructure to support specified level of devices

Good Start Genetics	• Launch product (specified number of tests) • Specified level of revenue • Development work to decrease cost of devices and expand offering

Hoopla	• Develop more comprehensive sales performance platform • Build team, including R&D and sales • Establish Hoopla as the “thought leader” in the market

Lumesis	• Strengthen management team • Secure new customers (additional 40%) • Successfully build and launch new financial advisor product

MediaMath	• Continue U.S. expansion and commence international expansion • Focus on gross and net revenue growth • Drive adoption of platform • Assist with opportunistic pursuit of M&A transactions

Medivo	• Achieve specified level of new bookings • Enroll 7,500 physicians and 50,000 patients • Refine patient and physician product offering
NovaSom	• Launch sleep management programs and drive adoption of home sleep test • Reduce cost of goods sold and expand new AccuSom wireless device • Achieve specified growth in revenues

Nupathe	• Obtain new drug application (“NDA”) approval from FDA • Explore partnerships for product commercialization • Address financing needs for post-launch

PixelOptics	• Achieve specified product sales • Improve margins and cost of goods sold • Explore/execute on integrated lab capability

Putney	• Achieve key hires in areas of finance, regulatory, quality assurance and quality control • Target veterinary products with limited competition

Spongecell	• Strengthen management team • Focus on U.S. and international expansion • Grow revenue

ThingWorx	• Launch next version of product • Grow customer base and build revenue • Continue to build direct sales force and indirect sales channels

50%— Overall Corporate Performance	Overall corporate performance of Safeguard, based on the Committee’s subjective evaluation. The Committee specifically listed the following illustrative examples of the types of things they would consider in their final determination: effective use of capital, including return of capital, deployment of new capital and pacing the deployment of capital relative to cash availability; exploration of alternative sources of capital and expansion of Safeguard’s platform, including the maturation of the Penn Mezzanine platform; refinancing/repayment of debt; the continued development of a robust deal pipeline; consistent optimization of organization staffing and development; continued improvement of transparency to shareholders; continue to foster partner company referenceability; maintenance of appropriate risk identification and mitigation strategies; management and alignment of corporate budget in line with business initiatives; enhancement of share price performance in relation to a defined peer group and relevant indices; and continued liquidity management.

The Committee established the specific objectives based on recommendations of management by taking into consideration the stage of development of each of our partner companies; the anticipated relative levels of focus to be applied by management against the various aspects of our business model during the 2012 fiscal year; and the anticipated level of difficulty in achieving our 2012 business plan. By way of process, the Committee, consistent with recent historical practice, directed management in late 2011 to propose a set of partner company performance objectives and overall corporate performance objectives. The Committee and management then engaged in a back and forth dialogue regarding several variations of the original proposal before the Committee finally adopted the final objectives to be utilized. Within the specific parameters of the 2012 MIP, the Committee reserved for itself a significant level of discretion in reaching final determinations of achievement levels reached. The determination to reserve such discretion and flexibility arose from the Committee’s realization, based on prior years’ experiences that, given Safeguard’s business activities, as circumstances change throughout a given fiscal year, on a macro and/or a micro level, specific/rigid formulas or guidelines for measuring achievement set in the beginning of a year, if strictly applied, may well incent activity that does not result in, or compensation grants that do not match, actual shareholder value creation. The award criteria finally adopted were designed to provide management with a meaningful guideline for meeting the Committee’s criteria for a target award but not guarantee achievement or make achievement somewhat inevitable or impossible. This approach is also intended to provide the possibility of exceeding target awards and some economic recognition, albeit reduced, for near achievement of the target.

In connection with the finalization of the 2012 MIP corporate objectives, each executive also prepared written individual objectives. Our then Chief Executive Officer’s individual objectives were reviewed and approved by the Committee. Each other then named executive officer’s individual objectives were reviewed and approved by our Chief Executive Officer, and each other executive’s individual objectives were reviewed and approved by one of our then named executive officers. The individual objectives varied depending upon each participant’s roles and responsibilities.

The following table describes the individual objectives established for each of our named executive officers:

Named Executive Officer	Personal Objectives (including, but not limited to)
Stephen T. Zarrilli

(objectives consistent with role of Chief Financial Officer and member of executive senior management team)

•      Support investor relations with respect to the development of alternative sources of capital and the development of relationships with potential international investors

•      Assist and support Penn Mezzanine in its consideration of raising a second fund

•      Continue to develop financial and operational analytics for use in communicating Safeguard’s business progress, achievements, challenges and strategic initiatives to internal and external constituencies to further strengthen communication, transparency and an understanding of Safeguard’s embedded value

•      Seek to actively identify areas for further platform expansion

•      Contribute, advise and ensure that the Safeguard finance team is adding value to partner companies, and evaluating and deploying capital into attractive new partner companies

James A. Datin

(objectives consistent with position as the head of our deal teams)

•      Continue to support and build value in partner companies, striving to have a very high reference rate and be recognized as a “value add” partner, including conducting two advisory board meetings

•      Realize valuable exits, including at least one exit with potential for several more

•      Replenish partner company holdings: four to six new partner companies, deploying $40 to $70 million in new capital, plus additional follow on capital deployments in existing partner companies

•      Support all efforts regarding alternative pools of capital and platform expansion

•      Hold several strategic sessions among the deal teams to foster ideas for how to increase shareholder value

Jeffrey B. McGroarty

(objectives consistent with role of Vice President – Finance and Corporate Controller)

•      Take ownership of all financial aspects of due diligence process for partner companies with other executive officers

•      Expand Board experience at partner companies as an observer or participant

•      Participate in investor relations activities such as investor meetings

•      Participate in at least one strategic financing initiative or project

•      Continue to manage partner company financial risk management and CFO organizational assessments

•      Develop assistant controller by transitioning specific financial reporting processes

Brian J. Sisko

(objectives consistent with role of General Counsel and member of executive senior management team)

•      Continue to expand involvement in existing and potential partner companies

•      Proactively participate in activities related to the development of alternative sources of capital and expansion of Safeguard platform

•      Assist and support Penn Mezzanine in its consideration of raising a second fund

•      Assist deal teams in connection with assessment and pursuit of any partner company exit opportunities

•      Attend and successfully complete one significant/major executive development program at an institution recognized for such programs

Peter J. Boni

(objectives tracked Safeguard’s overall business strategy as approved by the Board of Directors)

•      Build value in partner companies and see to it that corrective actions are taken as required

•      Deploy $50-100 million in both follow-on and new partner company deployments (at varying stages of development) to replenish Safeguard’s inventory of high potential partner companies

•      Position several partner companies for exit and realize at least one exit

•      Advance the platform expansion initiative for both co-participation funds and co-managed funds

Consistent with their respective employment agreements and Safeguard’s overall compensation philosophy, the Committee set the following target awards for 2012 for our named executive officers:

Name	2011 MIP Target Variable Incentive (a)	2012 MIP Target Variable Incentive		2013 MIP Target Variable Incentive (a)
Stephen T. Zarrilli	$400,000	$425,000	(b)	$550,000
James A. Datin	$425,000	$450,000		$450,000
Jeffrey B. McGroarty	$90,000	$147,125	(c)	$187,500
Brian J. Sisko	$281,250	$290,625	(d)	$337,500
Peter J. Boni	$700,000	$700,000		(e)

(a)	2011 and 2013 MIP target variable incentive amounts have been included for comparison purposes.
(b)	Represents Mr. Zarrilli’s blended 2012 MIP target variable incentive amounts. Effective November 1, 2012, we promoted Mr. Zarrilli to President and Chief Executive Officer and, consistent with his increased responsibilities, the Committee increased his 2012 MIP target variable incentive amount pro rata for 2012 to $550,000, from his original 2012 MIP target variable incentive amount of $400,000.
(c)	Represents Mr. McGroarty’s blended MIP target variable incentive amounts. In November 2012, we promoted Mr. McGroarty to Senior Vice President – Finance and, consistent with his increased responsibilities, we increased Mr. McGroarty’s 2012 MIP target variable incentive amount pro rata for 2012 to $187,500 from his original 2012 MIP target variable incentive amount of $139,050.
(d)	Represents Mr. Sisko’s blended 2012 MIP target variable incentive amounts. In November 2012, we promoted Mr. Sisko to Executive Vice President and Managing Director – Strategy, Development and Operations and, consistent with his increased responsibilities, we increased Mr. Sisko’s 2012 MIP target variable incentive amount pro rata for 2012 to $337,500, from his original 2012 MIP target variable incentive amount of $281,250.
(e)	Effective November 1, 2012, Mr. Boni became our CEO Emeritus. Under the terms of our letter agreement with Mr. Boni, he is not eligible for any award or payment under the Management Incentive Plan with respect to our 2013 fiscal year. See “Severance and Change-in-Control Arrangements – Arrangements with Peter J. Boni” below.

Payouts. There were no mandatory minimum awards payable under the 2012 MIP. The actual incentive awards paid to participants were determined based upon the level of achievement of the quantitative and qualitative corporate and individual performance objectives and were measured in the aggregate on a sliding scale basis (e.g., for executives and professional staff, achievement of objectives totaling 50 percent would result in payment of 50% of the target award, achievement of objectives totaling 100 percent would result in payment of 100% of the target award and achievement of objectives totaling 150 percent would result in payment of 150% of the target award). Payments under the 2012 MIP were limited to 150% of each individual’s target award.

Under the terms of our 2012 MIP, the Committee had the ability to make payments to participants in cash and/or equity. There was no requirement that any particular portion of any payments be made in any particular form. In late 2012 and early 2013, the Committee reviewed our performance against the quantitative and qualitative corporate objectives set forth above and preliminarily determined the following payout levels. The finalization of the payouts was conditioned upon the completion of the audit of our 2012 consolidated financial statements and internal controls over financial reporting without any unexpected material adjustments.

Corporate Objectives	Payout Level (as a percentage of target)	Factors Affecting Determination
Partner Company Performance	80%	In approving a payout of 80% of the target award total in this category, the key factors upon which the Committee based its award included: that a significant portion of our 16 partner companies met or exceeded revenue plan and other operating expectations identified for them at the outset of 2012; that a number of partner companies achieved positive EBITDA; that partner company revenue in the aggregate grew by over 30% in 2012; and that Safeguard management offered key assistance with 18 senior executive hires at partner companies in 2012. These achievements offset challenges experienced by certain partner companies.

Overall Corporate Performance	95%

In awarding a 95% payout in this category, the Committee noted the following key accomplishments against the applicable objectives:

•   Total capital deployments of approximately $57 million, with new deployments of approximately $31 million and follow-on deployments of approximately $26 million in 2012

•   Positive cash management activities, including 2012 projected net cash operating expenses to be significantly below budget

•   2012 interest income from Penn Mezzanine of $1.1 million

•   Refinancing of our convertible debentures at significant interest and dilution savings

•   Positive forward movement on strategic initiatives and staff development activities

•   Development and execution of succession planning

•   Obtained two-year renewal of commitment for our credit line

In the aggregate, the Committee concluded that Safeguard was near or on “target” for all of Safeguard’s 2012 objectives for overall corporate performance.

Total Percentage	87.5%

Following the end of the 2012 calendar year, each of Messrs. Zarrilli, Datin, McGroarty and Sisko completed a self-assessment of his achievement of individual objectives (representing 20% of the total 2012 MIP target award). With respect to our Chief Executive Officer, given Mr. Zarrilli’s promotion late in 2012, the Committee considered and reviewed Mr. Zarrilli’s self-assessment and his achievement of individual and corporate objectives in determining his 2012 MIP achievement level. Regarding the performance of each of our other named executive officers, other than the CEO Emeritus, the Committee based its assessment of their achievements of individual objectives principally on the recommendation made by our Chief Executive Officer. In making the assessment regarding Mr. Boni, the Committee relied on its own internal discussions and evaluation. The Committee’s determinations regarding the individual achievement levels of each of the 2012 named executive officers were as follows. Mr. Zarrilli’s individual performance was determined to be 125% based principally upon his contributions on financings and cash management; his overall achievements in Board relationships; and his overall leadership in the management transition. Mr. Datin’s individual performance was determined to be 85% based upon his participation in the active management of partner companies; his role in the achievement by the partner companies of certain operational milestones; and the deployment of capital into new, high potential partner companies and follow-on deployment into existing partner companies; these achievements offset certain below-target performance metrics at certain partner companies. Mr. McGroarty’s individual performance was determined to be 100% based primarily on his participation in partner company financings, his increased role in investor relations and involvement with the Board, and his management of partner company financial risk. Mr. Sisko’s individual performance was determined to be 120% based principally upon his role in structuring and completing the refinancing of Safeguard’s convertible debentures at significant interest and dilution savings; his role in structuring and completing the 2012 NuPathe financing; his work on strategic initiatives; and his increased role as a board member of Advantedge Healthcare Solutions, Penn Mezzanine, Novasom and NuPathe. Mr. Boni’s individual performance was determined to be 100%, principally based upon his execution of the 2012 plan and his leadership regarding succession planning.

Based on its review of the achievement of both quantitative and qualitative 2012 MIP objectives, the Committee authorized the following individual awards to Safeguard’s named executive officers. The Committee determined, based on consultations with the Committee’s independent consultant and analysis of data related to incentive payment practices being followed within Safeguard’s peer group and throughout the U.S. financial services industry as a whole, to pay 100% of 2012 MIP payments to our executives in cash. The Committee recognizes that these MIP awards are part of the annual incentive component of our compensation policies and not part of long-term incentive compensation and, so long as Safeguard’s liquidity position is strong, the Committee will tend towards paying annual incentive amounts in cash rather than equity. The utilization of equity as part of the MIP award process will be considered on a year-by-year basis and will not be driven by any rigid guideline. The cash amounts paid to our named executive officers also are presented in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Name	Payout Level (1)	Total Variable Incentive Payment
Stephen T. Zarrilli	95.0%	$403,750
James A. Datin	87.0%	$391,500
Jeffrey B. McGroarty	90.0%	$132,413
Brian J. Sisko	94.0%	$273,188
Peter J. Boni	90.0%	$630,000

Named Executive Officers, as a group (5 persons)	91.2%	$1,830,851

(1)	In percentage terms versus targeted incentive amount.

In April 2013, upon the recommendation of the Committee, the Board of Directors of Safeguard adopted a formal clawback policy that gives Safeguard the ability to recover portions of the compensation paid, including incentive compensation, to our named executive officers and other key employees under certain circumstances involving financial results restatements and ethical misconduct. This initiative was undertaken, not in response to any particular situation or circumstance, but as a natural extension of the Board’s commitment to sound executive compensation practices and effective corporate governance. See “Key Employee Compensation Recoupment Policy” below.

Long-Term Incentives. The principal approach utilized by the Committee to meet the need for a long-term incentive component to Safeguard’s executive compensation program has been the granting of significant amounts of equity to our named executive officers. Historically, this was accomplished almost exclusively in the form of stock options. More recently, the Committee has also issued equity in the form of restricted stock and performance stock units. Our equity compensation plans allow for the grant of options, restricted stock awards and such other equity-based awards as the Committee may determine to be appropriate from time to time. The mix of the types of equity based awards may vary from time to time. In particular, in early 2013, the Committee determined that, at least for 2013, it would utilize more restricted stock than in prior years as long-term incentive compensation, based in part on a recommendation from the Committee’s compensation consultant, to further align management interests with our shareholders’ interests, and in recognition of the number of shares remaining available for grant under our equity compensation plans. (Since shares of restricted stock have a higher value than stock options on the date of grant, awards of restricted stock result in the use of a lower number of shares of stock for equivalent value awards.) It should be noted that, as described above under “2012 Compensation Program – Payouts,” and as they did regarding the 2010 and 2011 MIP awards, the Committee chose to pay all of the 2012 MIP awards in cash, but, by way of comparison, a portion of the 2009 MIP awards were paid in the form of stock grants, and a portion of the 2008 MIP awards were paid in the form of restricted stock.

As noted above, we compete for executive talent with venture capital and private equity firms, and we review comparative information regarding venture capital and private equity industry compensation practices as part of our overall analysis. In such industries, executives (referred to as “managing partners” or “managing directors”) typically have compensation programs heavily weighted towards long-term incentive, structured as a share of the fund's profits, payable in cash (referred to as “carry”). We currently do not provide our executives with a cash compensation program tied directly to gains from our sales of our partner company holdings. Instead, as part of our overall process of composing a complete approach to executive compensation, we review our equity compensation plans in light of the type of economic benefit and performance metrics that would be included in a “carry” approach to compensation. We compare the initial equity awards made to our named executive officers against our assessment of the carry which would typically be provided to executives in positions of comparable responsibility at private equity and/or venture capital firms at that time. Based upon information available to the Committee through its consultant, we continually reassess the competitiveness of our executives’ long-term compensation opportunity against a carry methodology as well as other relevant metrics from other types of businesses within our peer group. The ultimate potential value of the equity grants is intended to be competitive with those held by comparable executives in the comparison data reviewed by the Committee (as adjusted for the senior executive’s experience).

In order to undertake a discussion of the Committee’s work regarding long-term incentives during 2012, it is relevant to revisit issues related to long-term incentives confronted in 2008 and 2009. The Committee’s deliberations with regard to long-term incentives during 2008 were made increasingly challenging by a variety of factors – the economic environment impacted the opportunity to realize the value of long-term incentives, and the retentive value of long-term incentive grants made to the named executives upon hire declined precipitously through the course of 2008. In an effort to better approximate a “carry” approach, the Committee considered a variety of alternatives for long-term incentives, including cash, restricted stock, and stock options, with all of these approaches tied to gains derived by Safeguard from sales of our partner company interests. At that time, the Committee decided to continue the use of options as the principal component of its long-term incentive program, but changed the performance criteria for new grants from the “market-based” approach (described below) which had been utilized since 2005, to the “capital-return” approach (described below). The Committee made this change in the belief that this vehicle best ties the reward to the factors critical to the creation of shareholder value. The Committee has used this approach since 2008.

All of our stock options are granted with an exercise price equal to the average of the high and low trading prices of our common stock on the date of grant. Therefore, the options will have value only if the market price increases after that date and, in the case of options that vest upon achievement of specified performance milestones, only if the specified performance milestones are achieved.

We refer to options, restricted stock and performance stock units that vest upon achievement of specified performance milestones as “performance-based.” At present, we have issued and outstanding two types of performance-based equity: “market-based vesting” and “capital-return based vesting” (initiated in 2008). Both of these types of performance-based equity are described in detail below.

In general, for executive personnel, the Committee has established the following model for allocating equity grants (both initial and any annual grants) between equity grants which are subject to simple time-based vesting and performance-based equity:

•	25% of the total underlying shares are subject to time-based vesting; of such amount, 25% vests on the first anniversary date of the grant date and the remaining 75% vests in 36 equal monthly installments on the same date of each month thereafter; and

•	75% of the total underlying shares are subject to performance-based vesting.

The Committee believes that allocating equity grants in such a fashion aligns the long-term interests of Safeguard management and our shareholders. The Committee may infrequently grant equity allocated in a different manner, in special circumstances. All equity grants to our named executive officers in 2012 were allocated, between time-based vesting and performance-based vesting, in the above manner.

Market-based Options. Our market-based vesting options vest as Safeguard’s per share price on the NYSE achieves certain specified levels. The Committee began utilizing these market-based vesting options during 2005 and continued to utilize them through the second quarter of 2008. Our executives will not benefit from such option grants unless our stock price achieves and sustains a targeted stock price (based on the average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days).

The following table shows the per share stock price levels at which portions of the shares underlying the market-based vesting options granted in 2005 to Messrs. Boni and Datin will vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 10%	$12.2154
Next 20%	$18.9288
Next 30%	$27.8796
Final 40%	$39.0684

The market-based options issued to Mr. McGroarty in 2006, to Mr. Sisko in 2007 and to Mr. Zarrilli in 2008 will vest as follows:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 20%	$18.9288
Next 30%	$27.8796
Next 40%	$39.0684
Final 10%	$43.3476

Market-based options also may vest on a pro rata basis if the per share stock price is between the designated stock price levels set forth in the above tables for 20 consecutive trading days. We measure for these pro rata vestings every six months. For example, based on the stock price levels in the first table above, if the first 30% of the options had already vested and within the next six-month window, the highest average closing price of a share of our common stock as reported on the NYSE composite tape over 20 consecutive trading days equaled $23.4042, an additional 15% of the shares underlying the options would vest.

We do not have any other forms of market-based equity grants besides our market-based options.

Capital-Return Model. During the third quarter of 2008, based upon discussions with the Committee’s consultant and in an attempt to 1) formally incorporate the annual granting of equity as part of the annual total compensation package; 2) better approximate the “carry” concept described above; and 3) better link compensation to two principal elements of Safeguard’s business plan for producing enhanced shareholder value, increasing the value of our partner company interests and consummating exit transactions to realize such value, the Committee formulated the following capital-return model. The principle behind the capital-return model is to vest the underlying equity as partner company exit transactions produce aggregate cash returns to Safeguard in excess of certain predetermined levels. In order to create a starting point for the use of this vesting approach, the Committee formed a group consisting of all of Safeguard’s non-legacy partner companies existing as of September 30, 2008 (the “Initial Group”) and tied the vesting to predetermined levels of net cash proceeds returned to Safeguard based on exit transactions involving the Initial Group. The model calls for vesting to be calculated annually on September 30 of each calendar year. Vesting will only begin to occur after a hurdle amount of proceeds are produced (an amount equal to 100% of aggregate cash deployed in the Initial Group, plus an amount approximating Safeguard’s annual cost of overhead). All instruments will become vested upon achievement of a predetermined target amount of proceeds (an amount equal to three times aggregate cash deployed in the Initial Group). After the hurdle amount is reached, the instruments will vest on a linear basis relative to additional proceeds produced beyond the hurdle amount until such time as 100% are vested when the target amount of proceeds is reached. Adjustments to the hurdle amount and the target amount will be made if and when Safeguard deploys additional capital into any of the Initial Group.

The Committee determined that the instruments issued in 2008 would all be options. Of the Initial Group of capital-return options, 20.25% have vested as of the date hereof. It was contemplated that, on an annual basis going forward, on or about the anniversary date of the formation of the Initial Group, the Committee would create an additional grouping of partner companies defined as companies into which Safeguard first deployed capital during the preceding 12 months. The vesting of any stock option or other equity issuances to be made at that time (or within the next 12 months) in the normal course of the Committee’s management of executive compensation equity matters would be tied to net proceeds produced from exit transactions involving such group of partner companies. Consistent with such expectations, in Fall 2009, the Committee issued additional capital-return options as well as performance stock units (which also vest based on the capital-return model) pegged to a group of partner companies first funded by Safeguard in the prior 12 months. During the Fall of 2010, as the Committee took under consideration additional equity grants consistent with this capital-return model, the Committee made a determination to expand the group of partner companies used for measurement purposes to include partner companies into which Safeguard first deployed capital in the last 24 months. This was done because of the small number of partners companies which were first funded in the prior 12 months. The Committee felt it inappropriate to link the vesting of the relevant equity grants to such a small pool of partner companies. During the Fall of 2011, the Committee undertook additional equity grants consistent with this capital return model, the vesting of which is linked to the partner companies into which we first deployed capital in the preceding 12 months. The Fall 2011 grants were split evenly, on a value basis, between options and restricted equity vehicles. During the Fall of 2012, the Committee considered and approved additional equity grants consistent with this capital return model, the vesting of which is linked to the partner companies into which we first deployed capital in the preceding 24 months. The Fall 2012 grants also were split evenly, on a value basis, between options and restricted equity vehicles. This practice, as it may be revised to accommodate specific circumstances, such as share availability under our equity plans, is expected to continue annually.

For the Fall 2009 through Fall 2012 grants, the hurdle amounts (the point at which vesting begins to occur) equal 100% of capital deployed into the relevant group of partner companies, plus an amount based on Safeguard’s annual cost of overhead. For such grants, the target amounts (the point at which all instruments become vested) equal three times capital deployed in the relevant group of partner companies. The hurdle and target amounts approved by the Committee may vary from time to time.

The Committee annually reviews the equity awards held by our executives and other employees and also may consider awards periodically during a year in an effort to retain and motivate employees and to ensure continuing alignment of executive and shareholder interests. In 2012, the Committee approved certain one-time stock option and equity awards to three of our named executive officers in connection with their promotions and increased responsibilities. See “Changes in 2012 Compensation Related to Changes in Our Named Executive Officers and Executive Officer Responsibilities” below. Information regarding the equity grants made to our named executive officers during 2012 can be found below under “Executive Compensation — Grants of Plan-Based Awards – 2012.”

Subject to availability under our shareholder approved equity compensation plans, we expect to continue to use stock options and other equity awards as part of our executive compensation program, including performance-based options. Equity grants to our key employees may be subject to forfeiture in certain limited circumstances under our Key Employee Compensation Recoupment Policy. See “Key Employee Compensation Recoupment Policy” below.

Stock Option/Equity Granting Process. The Committee is responsible for equity grants under our equity compensation plans. The Committee approves and grants all equity awards to our executives, employees and advisory board members, with the exception of those grants for which the Committee has delegated authority to the Chief Executive Officer which are described below. Equity grants to directors are generally approved by the Board; however, in those cases where the Board has approved the size and form of recurring annual service grants, the Committee may authorize grants without further Board approval.

Grants may be made at regularly scheduled meetings or at special meetings convened to approve compensation arrangements for newly hired executive officers or for executive officers who have been promoted or are otherwise subject to changes in responsibilities. During 2007, the Committee determined that, as a matter of best practice, recurring grants to directors would be made on or about the date of Safeguard’s annual meeting of shareholders. During 2008, the Committee further determined that it would also begin utilizing the end of Safeguard’s fiscal third quarter each year as an acceptable and administratively convenient time to make annual determinations regarding executive equity compensation matters. It is presently contemplated that, at that time in each calendar year going forward, and in connection with the process described above regarding Safeguard’s capital-return model, the Committee may issue additional options (or other forms of incentive equity) to some or all of Safeguard’s executives. The Committee believes that granting equity on an annual basis will 1) provide greater alignment between the performance achieved and the value realized; 2) reinforce equity value as an important component of each executive’s annual total compensation; and 3) recognize each executive’s ongoing role in achieving results rather than the point in time that he joined Safeguard.

The Committee has delegated to our Chief Executive Officer the authority to make equity grants between regularly scheduled Committee meetings (primarily to new hires and new advisory board members), provided that the aggregate number of shares granted may not exceed 50,000 shares, the maximum number of shares allocated to any one employee may not exceed 20,000 shares and the aggregate number of shares allocated to any one advisory board member may not exceed 1,000 shares. A report is made to the Committee at each of its regularly scheduled meetings regarding any grants that our Chief Executive Officer has approved since the date of the last report, following which the aggregate number of shares available is reset to 50,000 shares. The Chief Executive Officer is not authorized to make equity grants to executives or directors without prior Committee approval of the specific grant contemplated.

It recently has become our practice to make all employee and new director grants of options, subject to limited exceptions for new hires, on fixed quarterly grant dates. Grants to newly retained consultants or advisors may be made on fixed quarterly grant dates, or the later of the date the award is approved or the date of commencement of services. The exercise price for all stock options granted under our equity compensation plans is the average of the high and low trading prices of our common stock as reported on the NYSE composite tape on the date of grant, which we believe reflects a commonly utilized practice.

Nonqualified Deferred Compensation. Our executives may defer compensation under our qualified 401(k) plan (subject to the limits imposed by the Internal Revenue Code) but generally, due to the structure of our 401(k) plan, the most highly compensated of our executives (including our named executive officers) were not eligible to receive matching company contributions under that plan for calendar years through 2008. In lieu of such a matching 401(k) contribution, such executives were eligible to participate in our nonqualified deferred compensation plan, which is an unfunded plan that did not allow participants to elect to defer compensation but did allow participants to obtain credits, in the form of Safeguard contributions allocated to accounts for the benefit of participants. We offered this nonqualified deferred compensation plan to those executives excluded from matching contributions in light of their ineligibility to obtain a Safeguard matching contribution under our qualified 401(k) plan. During 2008, the Committee approved a change to our 401(k) plan which allowed matching contributions for all of our employees for calendar years beginning with 2009. Therefore, no further contributions are expected to be made under our nonqualified deferred compensation plan for calendar years beyond 2008. Amounts accrued for prior periods will remain credited, and earnings on those prior amounts will continue to be credited, to prior participants in accordance with the terms of the plan. Additional information regarding participation in this plan by named executive officers can be found below under “Executive Compensation—Nonqualified Deferred Compensation – 2012.”

Perquisites (fringe benefits). We do not provide a defined benefit pension arrangement, post-retirement health coverage or similar benefits for any of our executives. During 2012, we provided universal life insurance coverage ranging from $750,000 to $1,000,000 to each of our then named executive officers.

Changes in 2012 Compensation Related to Changes in Our Named Executive Officers and Executive Officer Responsibilities. As discussed above, in November 2012, we promoted Mr. Zarrilli to President and Chief Executive Officer, Mr. Sisko to Executive Vice President and Managing Director, Strategy, Development and Operations, and Mr. McGroarty to Senior Vice President—Finance and to the role of our principal accounting officer. In connection with those changes, in December 2012, the Committee also approved certain changes in the compensation of these three named executive officers in recognition of each of their expanded responsibilities. In particular, the Committee increased the base salary for Mr. Zarrilli and Mr. McGroarty and increased the MIP target variable incentive percentage for each of Mr. Zarrilli, Mr. Sisko and Mr. McGroarty, as follows:

Name	2013 Base Salary	2013 MIP Target Variable Incentive Percentage (1)
Stephen T. Zarrilli	$550,000	100%
Jeffrey B. McGroarty	$250,000	75%
Brian J. Sisko	$375,000	90%

(1)	Represents target incentive bonus under the MIP as a percentage of salary.

In December 2012, the Committee also approved certain additional one-time stock option and equity awards to these three named executive officers under our 2004 Plan. These one-time awards were granted consistent with the Committee’s approach to long-term incentive compensation, as described above under “Long-Term Incentives,” and consist of incentive and non-qualified stock options, grants of restricted stock and grants of restricted stock units. These one-time equity grants are set forth below:

Name	Number of Shares Underlying Options	Target Number of Shares Underlying Options	Number of Shares of Restricted Stock	Number of Shares Underlying Restricted Stock Units
Stephen T. Zarrilli	19,813	59,437	9,906	29,719
Jeffrey B. McGroarty	1,800	5,400	900	2,700
Brian J. Sisko	810	2,430	405	1,215

See “Executive Compensation – Grants of Plan-Based Awards – 2012” below for additional details.

In considering and approving these changes in compensation and one-time equity grants, the Committee consulted with, and reviewed the analysis of, its outside consultant, Semler Brossy. In adjusting Mr. Zarrilli’s compensation, the Committee reviewed and considered market data regarding total compensation and individual elements of compensation at companies and industries against which we compete for executive talent and shareholder investment. With respect to Mr. Sisko and Mr. McGroarty, the Committee also considered market data, as well as Mr. Zarrilli’s recommendations regarding compensation. The Committee believes that these changes in compensation are consistent with our overall philosophy toward compensation and reflective of the additional responsibilities that these executive officers have assumed in connection with these promotions. Additional information can be found above under “Base Pay” and “Annual Incentives” and in “Executive Compensation” below.

Severance and Change-in-Control Arrangements

Certain of our named executive officers have an agreement with Safeguard which provides specified benefits in the event of termination of his employment by Safeguard without “cause” or by the officer for “good reason” (as defined in the agreements).

Upon the occurrence of a termination event, each executive will be entitled to those benefits outlined in his agreement with us, which may include a multiple of his then current base salary, payment of his pro rata bonus for the year of termination or a multiple of the greater of his target bonus for the year of termination or the average of his actual bonuses for up to the last three years, accelerated vesting of equity awards and extension of the post-termination exercise period within which some or all of the equity awards held by the executive may be exercised, coverage under our medical, health and life insurance plans for a designated period of time, and outplacement services or office space. See “Potential Payments upon Termination or Change in Control” elsewhere herein for a summary of the specific benefits that each executive will receive upon the occurrence of a termination event.

All of the agreements under which our current named executive officers receive benefits in the event of a “change in control” require a “double trigger,” namely a change in control coupled with a loss of employment or a substantial change in job duties, other than a legacy agreement with our CEO Emeritus. We believe a “double trigger” provides retention incentives as well as continuity of management in the event of an actual or threatened change in control. As discussed below, a legacy agreement with our CEO Emeritus requires only a “single trigger” – that is, only a change in control – to trigger the vesting of certain equity grant awards. This arrangement was specifically negotiated by Mr. Boni as a condition to his agreement to join Safeguard. See “Arrangements with Peter J. Boni” below.

Arrangements with Peter J. Boni. Effective November 1, 2012 (the “Transition Date”), Peter J. Boni retired as our President and Chief Executive Officer. On the Transition Date, we entered into a letter agreement (the “Letter Agreement”) with Mr. Boni pursuant to which he serves as our CEO Emeritus and remains on our Board of Directors until the 2013 Annual Meeting of Shareholders. Under the Letter Agreement, Mr. Boni will also serve in the position of special advisor to Safeguard from the Transition Date to December 31, 2013 (the “Retirement Date”) in order to facilitate the transition of responsibilities to Mr. Zarrilli and may act on our behalf as a director of certain of our partner companies. Mr. Boni will continue to receive his annual base salary at its current rate from the Transition Date through the Retirement Date (or his earlier separation from service, if applicable) for his continued services to us (total of $816,667), coverage under our welfare benefit plans in which he currently participates (medical, dental, and health insurance plans), and eligibility to continue to participate in our retirement plan. In addition, Mr. Boni was eligible to receive a cash bonus under our MIP with respect to 2012, which was contingent on his attainment of the applicable performance metrics for the year. Early in 2013, for the reasons discussed above under “- 2012 Compensation Plan – Annual Incentives,” the Committee approved a 90% payout level to Mr. Boni under our 2012 MIP, resulting in a total variable incentive payment to him of $630,000. See “2012 Compensation Plan – Annual Incentives.” Mr. Boni is not eligible for any award or payment under the MIP with respect to our 2013 fiscal year. We also agreed to provide Mr. Boni with office space and administrative support during the period in which he serves as CEO Emeritus or special advisor and, subject to the approval of the CEO, to reimburse him for all reasonable travel, entertainment or other expenses incurred in connection with his service under the Letter Agreement. Except to the extent of specified continued applicability, the Amended and Restated Employment Agreement between Safeguard and Mr. Boni, dated December 5, 2008 and filed with the SEC with Form 10-K on March 19, 2009, as since amended or supplemented (the “Employment Agreement”), was superseded upon effectiveness of the Letter Agreement.

The Letter Agreement provides that, generally contingent upon Mr. Boni’s remaining in the service of Safeguard through the Retirement Date, stock options held by Mr. Boni that are vested and exercisable as of the Transition Date will remain outstanding and exercisable until the earlier of their stated expiration date or the one year anniversary of Mr. Boni’s last date of service to Safeguard (the “Anniversary Date”). Consistent with the terms of those options, time-based stock options held by Mr. Boni (or the portion of such option) that are not vested and exercisable as of the Transition Date will become fully vested on the Retirement Date and will not terminate on the Retirement Date, but instead will remain outstanding and exercisable until the earlier of their stated expiration date or the Anniversary Date, subject to earlier exercise. Each outstanding performance-based stock option held by Mr. Boni as of the Transition Date will remain outstanding and eligible to vest, based on attainment of the applicable metrics, through the Retirement Date. As to any performance-based options which vest prior to such date, such options will remain outstanding and exercisable until the earlier of their stated expiration date or the Anniversary Date. Notwithstanding the foregoing, in the event of a change of control (as defined in the Employment Agreement) prior to the date on which Mr. Boni separates from service to Safeguard, then all unvested performance-based options will become fully vested and all such options will remain exercisable for at least 90 days following the change of control unless cashed out in the relevant transaction.

All rights Mr. Boni may have to restricted stock options, restricted stock units payable in Safeguard stock, or deferred compensation under any of our plans or arrangements will be determined under the provisions of such plans and arrangements. Mr. Boni’s service through the last date of service to Safeguard under the Letter Agreement will be credited toward the vesting of any such awards.

The Letter Agreement also provides that if Mr. Boni fully performs his obligations under the Letter Agreement through the Retirement Date, he will be entitled to a cash payment equal to the sum of (i) five months’ of base salary at the rate in effect on the Transition Date ($291,667) plus (ii) 100% of his target bonus amount at the applicable rate as of the Transition Date ($700,000) (the sum of (i) and (ii), the “Severance Amount”), payable in a lump sum prior to January 31, 2014. Other than the Severance Amount, Mr. Boni is not entitled to receive from Safeguard any other severance pay or benefits or any retiree termination welfare benefits (other than health care continuation coverage that he may be entitled to elect pursuant to section 4980B of the Internal Revenue Code).

If the provision of severance, acceleration of benefits or any other amount or benefit under the Letter Agreement or otherwise would result in adverse tax consequences to us or Mr. Boni under Section 280G or 4999 of the Internal Revenue Code, the applicable provisions of the Employment Agreement will apply, which under some circumstances could result in reduction of amounts payable or benefits provided to Mr. Boni.

In the event of Mr. Boni’s death or disability (as defined in the Employment Agreement) prior to the Retirement Date, provided that Mr. Boni is otherwise in satisfactory service with Safeguard, Mr. Boni (or his estate) will be entitled to full vesting of all time-based stock options, plus an amount equal to the Severance Amount, plus Mr. Boni’s monthly base salary that would have been paid to him had he remained employed through the Retirement Date, paid in a lump sum.

Key Employee Compensation Recoupment Policy

In April 2013, the Board approved a Key Employee Compensation Recoupment Policy (the “Recoupment Policy”). Under the Recoupment Policy, we have the right to require any “key employee” to reimburse to Safeguard all or any part of an amount equal to any cash incentive award, and/or to forfeit all or any part of any equity grant (whether vested or not) awarded, paid, and/or made to such key employee within three years of a “Triggering Event” under the Recoupment Policy. For purposes of the Recoupment Policy, the term “key employee” means each of our named executive officers, each other Safeguard employee who holds the title of Vice President or above, and our controller and assistant controller. A “Triggering Event” is one or more of the following, as determined by the Board or the Committee, in its sole discretion: (i) it is determined that (a) a key employee engaged in any fraud, misconduct, gross negligence or ethical misconduct which resulted in a financial restatement by Safeguard, or any material adverse impact on Safeguard, and (b) the key employee received any cash incentive award or equity grant from Safeguard the payment or issuance of which was based in whole or in part on such actions of the key employee; or (ii) it is determined that Safeguard’s consolidated financial statements or any other metric utilized by the Committee to establish, in whole or in part, a cash incentive award or equity grant to the key employee were inaccurate due, in whole or in part, to the fraud, misconduct, gross negligence or ethical misconduct of the key employee. The Committee will administer and enforce the Recoupment Policy on behalf of Safeguard, and has broad, sole discretionary authority to interpret and to make determinations with respect to the Recoupment Policy. The Committee’s determinations will be final and binding on all key employees and other persons.

The Recoupment Policy was adopted in furtherance of the commitment by the Committee and the Board to sound executive compensation practices and effective corporate governance, and not in response to any particular situation or circumstance.

Deductibility of Executive Compensation

The Committee considers the potential impact of Section 162(m) of the Internal Revenue Code in structuring executive compensation. Section 162(m) disallows a tax deduction for any publicly held corporation for certain executive compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). We believe the stock options awarded under our equity compensation plans are in compliance with the provisions of Section 162(m). The portion of cash compensation paid to Messrs. Boni and Datin in 2012 in excess of $1,000,000 was not “performance-based” compensation within the meaning of Section 162(m) and, therefore, was not deductible by Safeguard. We believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this tax deduction. Therefore, the Committee does not currently plan to take any action to qualify any of our incentive compensation plans under Section 162(m).

Stock Ownership Guidelines

Our Board established stock ownership guidelines, effective December 31, 2005, that were designed to closely align the long-term interests of our named executive officers with the long-term interests of our shareholders. The original guidelines provided that each named executive officer should attain an equity position in our common stock equal to two times annual base salary; and that the ownership level should be achieved (i) within five years of December 31, 2005 for executive officers who were employed on that date or (ii) for individuals who were not employees on December 31, 2005, by the end of the fifth full calendar year following the year in which the executive officer was hired or became an executive officer. In late 2011, the Committee, based on consultations with its consultant, made recommendations regarding certain increases and other changes to our stock ownership guidelines to address certain trends in the marketplace and to stay at the forefront of our peer group regarding ownership requirements. Based on the Committee’s recommendations, our Nominating & Corporate Governance Committee, which oversees our ownership guidelines, made changes as follows to our ownership guidelines in February 2012:

Executive	Ownership Requirement
Chief Executive Officer	4X Base Salary
Executive Vice President / Chief Financial Officer	3X Base Salary
Senior Vice President	2X Base Salary

The Nominating & Corporate Governance Committee monitors compliance with the ownership requirements as of the end of each calendar year. Shares counted toward these guidelines include:

•	Shares beneficially owned by the executive officer;

•	Vested portion of RSUs/RSAs;

•	Vested deferred stock units that have been credited to the executive officer; and

•	Net value of shares underlying vested, in-the-money options (“Net Option Value”).

For purposes of calculating the value to be used in monitoring compliance with the ownership guidelines, we utilize (a) the greater of the current value or the cost basis of purchased shares or vested RSAs/RSUs as to which the executive has declared income and paid taxes; and (b) our trailing six-month average share price in determining Net Option Value.

In recognition of the significantly higher stock ownership requirements for our executive officers, the Nominating & Corporate Governance Committee also approved additional time within which each executive must attain the required holding levels. The stock ownership guidelines as approved provide that each executive generally must meet the stock ownership requirement by December 31st of the year of the fifth anniversary of the event triggering the stock ownership requirement (or any increase in the stock ownership requirement). No sales of Safeguard stock by our named executive officers are permitted during the period in which the ownership requirement is not met (except for limited stock sales to meet tax obligations), without the approval of the Board. Based on information they have provided to us, as of the date of this proxy statement, one of our 2012 named executive officers has achieved the required stock ownership level.

Prohibition on Speculation in Safeguard Stock

Safeguard’s policy on securities trading by Safeguard personnel prohibits our named executive officers, directors and other employees from engaging in activities with regard to our stock that can be considered as speculative, including but not limited to, short selling (profiting if the market price of our securities decreases); buying or selling publicly traded options (e.g., a put option, which is an option or right to sell stock at a specific price prior to a specified date, or a call option, which is an option or right to buy stock at a specific price prior to a specified date); and hedging or any other type of derivative arrangement that has a similar economic effect. Our executive officers and directors also are prohibited from pledging, directly or indirectly, our common stock or the stock of any of our partner companies, as collateral for indebtedness.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Safeguard’s Annual Report on Form 10-K for fiscal year 2012 and Safeguard’s proxy statement for its 2013 annual meeting of shareholders.

Members of the Compensation Committee:

Julie A. Dobson, Chairperson	Andrew E. Lietz	George D. McClelland	John J. Roberts

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2012, 2011 and 2010

The table below is a summary of total compensation paid to or earned by our named executive officers for the fiscal years ended December 31, 2012, 2011 and 2010. At December 31, 2012, there were four individuals serving as executive officers of Safeguard.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Non-Equity Incentive Plan Compen-sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)(4)	Total ($)
Stephen T. Zarrilli President and Chief Executive Officer	2012 2011 2010	425,000 400,000 363,000	— — 125,000	292,730 71,228 66,889	279,584 71,554 68,252	403,750 484,800 302,294	— — —	22,398 22,125 21,723	1,423,462 1,049,707 947,158
James A. Datin Executive Vice President and Managing Director	2012 2011 2010	450,000 425,000 413,000	— — 175,000	61,988 71,228 83,553	59,198 71,554 85,320	391,500 524,200 464,134	9,703 1,164 6,802	20,528 19,855 19,834	992,917 1,113,001 1,247,643
Jeffrey B. McGroarty (5) Senior Vice President – Finance	2012	234,771	—	32,730	30,838	132,413	6,448	14,369	451,569
Brian J. Sisko Executive Vice President and Managing Director	2012 2011 2010	375,000 375,000 363,000	— — 125,000	56,956 56,236 66,889	54,397 56,488 68,252	273,188 340,875 302,294	4,973 505 2,953	20,817 20,567 20,534	785,331 849,671 948,922
Peter J. Boni (6) CEO Emeritus and Former President and Chief Executive Officer	2012 2011 2010	700,000 700,000 673,000	— — 175,000	132,233 154,946 182,354	126,292 155,663 186,107	630,000 848,400 764,694	9,703 1,164 6,802	49,867 49,617 49,617	1,648,095 1,909,790 2,037,574

(1)	Consistent with SEC rules, stock and option awards are required to be valued using the aggregate grant date fair value computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). Even though awards may be forfeited, the amounts reported do not reflect this contingency. Amounts reported for these awards do not reflect our accounting expense for these awards during the year and may not represent the amounts that our named executive officers will actually realize from the awards. Whether, and to what extent, our named executive officers realize value will depend on (i) the achievement of the market-based or the performance-based vesting criteria associated with certain stock options and performance stock units (“PSUs”) awarded; (ii) our stock price; and (iii) an individual’s continued employment for awards that are subject to time-based vesting. Vesting of awards held by our named executive officers may be accelerated in certain circumstances as detailed below under “Potential Payments upon Termination or Change in Control.”
(2)	For 2012, the Compensation Committee awarded a combination of time-based vesting restricted stock and PSUs. The fair value of the restricted stock and PSUs is based on $15.435 per share for awards granted on October, 2, 2012, and $13.89 for awards granted on December 5, 2012, which were the average of the high and low trading prices of a share of our common stock on the respective grant dates. The PSUs are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests. The grant date fair values included in this column for awards that are subject to performance-based vesting were computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance conditions will be achieved for the PSUs, the full grant date fair value for all stock awards granted during 2012 would be as follows: Mr. Zarrilli–$698,243; Mr. Datin–$147,852; Mr. McGroarty–$77,031; Mr. Sisko–$135,856; and Mr. Boni–$315,398.
(3)	The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used by us in calculating these amounts are incorporated by reference to Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012. For 2012, the Compensation Committee awarded a combination of time-based vesting stock options and performance-based vesting stock options, which are subject to the same performance-based vesting conditions as the PSUs awarded in 2012. The grant date fair values included in this column for awards that are subject to performance-based vesting were computed based upon the probable outcome of the performance conditions as of the grant date. Assuming the highest level of performance conditions will be achieved for the performance-based vesting stock options, the full grant date fair value for all stock options awarded during 2012 would be as follows: Mr. Zarrilli–$671,906; Mr. Datin–$142,270; Mr. McGroarty–$104,112; Mr. Sisko–$130,726; and Mr. Boni–$305,513.

(4)	For 2012, All Other Compensation includes the following amounts:

Name	401(k) Matching Contribution ($)	Life Insurance Premiums ($)	Group Life Insurance Imputed Income ($)	Severance Benefits ($)
Stephen T. Zarrilli	12,500	989	8,909	—
James A. Datin	12,500	1,098	6,930	—
Jeffrey B. McGroarty	12,500	219	1,650	—
Brian J. Sisko	12,500	897	7,420	—
Peter J. Boni	12,500	6,858	30,509	—

Our named executive officers also have occasional personal use of tickets to various sporting events at no incremental cost to us and are eligible to receive matching charitable contributions under our program, which is available to all employees, subject to a maximum of $1,500 in matching contributions for each individual for each calendar year.

(5)	Mr. McGroarty became an executive officer in November 2012.
(6)	Effective as of November 1, 2012, Mr. Boni entered into a letter agreement with Safeguard pursuant to which he retired as our President and Chief Executive Officer. Under that agreement, Mr. Boni serves as our CEO Emeritus and special advisor and remains on our Board until Safeguard’s 2013 annual meeting of shareholders. Thereafter, Mr. Boni will serve in the position of special advisor to Safeguard until December 31, 2013. The components of compensation that are being paid to Mr. Boni in connection with his retirement are described under “Compensation Discussion and Analysis –– Severance and Change-in-Control Arrangements – Arrangements with Peter J. Boni.”

Three of our current named executive officers have an employment agreement with us that sets their respective initial base salary and respective initial minimum annual cash incentive target award. The initial base salary and initial minimum annual cash incentive target award for each of those named executive officers employed as of December 31, 2012, were as follows: Mr. Zarrilli ($340,000 salary; $195,000 target award); Mr. Datin ($375,000 salary; $375,000 target award); and Mr. Sisko ($340,000 salary; $250,000 target award). Base salaries and annual cash incentive target awards, which are reviewed by the Compensation Committee each year, currently exceed these contractual minimum amounts for each of those named executive officers. The primary focus of these agreements is to provide our executive officers with severance benefits in the event of a termination of employment involuntarily, for good reason or upon a change in control, as described below under “Potential Payments upon Termination or Change in Control.” None of the employment agreements provide for a term of employment and each of these executive officers is an “employee-at-will.” The components of compensation reported in the Summary Compensation Table, including an explanation of the amount of salary and cash incentive compensation in proportion to total compensation, are described in detail under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards—2012

The following table shows non-equity and equity incentive plan awards, stock awards and option awards granted during 2012 to our named executive officers.

		Date of	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)				All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Closing Market Price on Date of	Grant Date Fair Value of Stock and Option
Name	Grant Date	Committee Action	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)	or Units (#)(2)(3)	Options (#)(2)(3)	Awards ($/Sh)	Grant ($/Sh)(4)	Awards ($)(5)
Stephen T. Zarrilli	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	— — — — — — — — —	425,000 — — — — — — — —	637,500 — — — — — — — —	— — — — — — — — —	— — 14,368 7,184 — — 59,437 29,719 —	(6) (7) (6) (7)	— — — — — — — — —	— — — — 2,395 — — — 9,906	— 4,789 — — — 19,813 — — —	— 15.435 15.435 — — 13.890 13.890 — —	— 15.40 15.40 — — 13.71 13.71 — —	— 34,990 24,208 25,021 36,967 130,269 90,118 93,148 137,594
James A. Datin	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12	— — — — —	450,000 — — — —	675,000 — — — —	— — — — —	— — 14,368 7,184 —	(6) (7)	— — — — —	— — — — 2,395	— 4,789 — — —	— 15.435 15.435 — —	— 15.40 15.40 — —	— 34,990 24,208 25,021 36,967
Jeffrey B. McGroarty	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	— — — — — — — — —	147,125 — — — — — — — —	220,688 — — — — — — — —	— — — — — — — — —	— — 2,625 1,313 — — 5,400 2,700 —	(6) (7) (6) (7)	— — — — — — — — —	— — — — 438 — — — 900	— 875 — — — 1,800 — — —	— 15.435 15.435 — — 13.890 13.890 — —	— 15.40 15.40 — — 13.71 13.71 — —	— 6,393 4,423 4,573 6,761 11,835 8,187 8,463 12,501
Brian J. Sisko	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	— — — — — — — — —	290,625 — — — — — — — —	435,938 — — — — — — — —	— — — — — — — — —	— — 11,015 5,508 — — 2,430 1,215 —	(6) (7) (6) (7)	— — — — — — — — —	— — — — 1,836 — — — 405	— 3,672 — — — 810 — — —	— 15.435 15.435 — — 13.890 13.890 — —	— 15.40 15.40 — — 13.71 13.71 — —	— 26,829 18,559 19,184 28,339 5,326 3,684 3,808 5,625
Peter J. Boni (8)	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12	02/21/12 10/02/12 10/02/12 10/02/12 10/02/12	— — — — —	700,000 — — — —	1,050,000 — — — —	— — — — —	— — 30,652 15,325 —	(6) (7)	— — — — —	— — — — 5,109	— 10,217 — — —	— 15.435 15.435 — —	— 15.40 15.40 — —	— 74,648 51,644 53,376 78,857

(1)	These awards were made under our 2012 MIP. There were no mandatory minimum awards payable under our 2012 MIP and the maximum awards payable were 150% of the target amounts. The amounts in the table represent payouts that might have been achieved based on performance at target or maximum performance levels. Actual payments under these awards, which have already been determined and were paid in March 2013, are included in the Non-Equity Incentive Plan Compensation column of the 2012 Summary Compensation Table. The target amounts for Messrs. Zarrilli, McGroarty and Sisko represent a blended target based on the original 2012 MIP target approved in February 2012 and an increased target approved effective as of November 2012 in connection with their promotions, pro rata for the applicable periods.
(2)	The vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”

(3)	The options and restricted stock vest as to 25% of the underlying shares on the first anniversary date of the grant date and as to the remaining 75% of the underlying shares in 36 equal monthly installments thereafter; the options have an eight-year term. The options and restricted stock were granted under our 2004 Equity Compensation Plan.
(4)	The market price reported in this column is the closing price of Safeguard common stock as reported on the NYSE composite tape on the grant date. Under the terms of Safeguard’s equity compensation plans, the exercise price of an option is determined based upon the average of the high and low trading prices of Safeguard’s common stock as reported on the NYSE composite tape on the grant date.
(5)	The amounts in this column represent the grant date fair value of the awards computed in accordance with FASB ASC Topic 718. The assumptions used by us in calculating these amounts are incorporated by reference to Note 9 to our Consolidated Financial Statements in our Annual Report on Form 10-K.
(6)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these options are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period. There is no minimum number of option shares potentially exercisable and the target amount is the maximum number of shares underlying the options if full vesting of the options is achieved. The options have a 10-year term and were granted under our 2004 Equity Compensation Plan.
(7)	As described in detail under “Compensation Discussion and Analysis — Long-Term Incentives,” these PSUs are subject to the same performance-based vesting conditions as the performance-based vesting options awarded during 2012. Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests. The PSUs have a 10-year term and were granted under the 2004 Equity Compensation Plan. There is no minimum number of PSU shares potentially issuable and the target amount is the maximum number of shares underlying the PSUs if full vesting of the PSUs is achieved.
(8)	As described in detail under “Compensation Discussion and Analysis –– Severance and Change-in-Control Arrangements – Arrangements with Peter J. Boni,” contingent upon his remaining in our service until December 31, 2013, Mr. Boni’s (i) grants will continue to vest through December 31, 2013; (ii) time-based vesting stock options that are not vested and exercisable as of December 31, 2013, as provided under the terms of his grants, will become fully vested on that date; and (iii) vested stock options will remain outstanding and exercisable until the earlier of their stated expiration date or the one-year anniversary of his last date of service to Safeguard.

Outstanding Equity Awards at Fiscal Year-End—2012

The following table shows the equity awards we have made to our named executive officers that were outstanding at December 31, 2012.

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(5)	(#)(2)(4)	($)(5)
Stephen T. Zarrilli	06/30/08

06/30/08

09/30/08

09/30/08

10/30/09

10/30/09

10/30/09

11/05/10

11/05/10

11/05/10

11/05/10

09/30/11

09/30/11

09/30/11

09/30/11

10/02/12

10/02/12

10/02/12

10/02/12

12/05/12

12/05/12

12/05/12

12/05/12

		62,500 43,993 1,458 886 2,870 — — 1,956 — — — 1,536 — — — — — — — — — — —	— — — — 755 — — 1,799 — — — 3,378 — — — 4,789 — — — 19,813 — — —	— 143,507 — 3,489 — 10,875 — — 11,265 — — — 14,741 — — — 14,368 — — — 59,437 — —	(8) (7) (7) (7) (7) (7) (7)	7.650 7.650 7.410 7.410 9.825 9.825 — 15.105 15.105 — — 15.070 15.070 — — 15.435 15.435 — — 13.890 13.890 — —	06/30/16 06/30/16 09/30/16 09/30/16 10/30/17 10/30/19 — 11/05/18 11/05/20 — — 09/30/19 09/30/21 — — 10/02/20 10/02/22 — — 12/05/20 12/05/22 — —	— — — — — — — — — — 901 — — — 1,688 — — — 2,395 — — — 9,906	— — — — — — — — — — 13,290 — — — 24,898 — — — 35,326 — — — 146,114	— — — — — — 7,250 — — 5,630 — — — 7,371 — — — 7,184 — — — 29,719 —	— — — — — — 106,938 — — 83,043 — — — 108,722 — — — 105,964 — — — 438,355 —

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(5)	(#)(2)(4)	($)(5)
James A. Datin	09/07/05 09/07/05 09/30/08 09/30/08 10/30/09 10/30/09 10/30/09 11/05/10 11/05/10 11/05/10 11/05/10 09/30/11 09/30/11 09/30/11 09/30/11 10/02/12 10/02/12 10/02/12 10/02/12	83,333 83,657 25,000 15,189 5,790 — — 2,445 — — — 1,536 — — — — — — —	— — — — 1,523 — — 2,250 — — — 3,378 — — — 4,789 — — —	— 166,343 — 59,811 — 21,937 — — 14,080 — — — 14,741 — — — 14,368 — —	(6) (7) (7) (7) (7) (7)	9.360 9.360 7.410 7.410 9.825 9.825 — 15.105 15.105 — — 15.070 15.070 — — 15.435 15.435 — —	09/07/13 09/07/13 09/30/16 09/30/16 10/30/17 10/30/19 — 11/05/18 11/05/20 — — 09/30/19 09/30/21 — — 10/02/20 10/02/22 — —	— — — — — — — — — — 1,123 — — — 1,688 — — — 2,395	— — — — — — — — — — 16,564 — — — 24,898 — — — 35,326	— — — — — — 14,625 — — 7,040 — — — 7,371 — — — 7,184 —	— — — — — — 215,719 — — 103,840 — — — 108,722 — — — 105,964 —
Jeffrey B. McGroarty	12/05/05 12/15/06 09/30/08 10/30/09 10/30/09 10/30/09 11/05/10 11/05/10 11/05/10 11/05/10 09/30/11 09/30/11 09/30/11 09/30/11 10/02/12 10/02/12 10/02/12 10/02/12 12/05/12 12/05/12 12/05/12 12/05/12	16,666 7,821 4,166 693 — — 456 — — — 274 — — — — — — — — — — —	— — — 182 — — 419 — — — 601 — — — 875 — — — 1,800 — — —	— 25,512 — — 2,625 — — 2,625 — — — 2,625 — — — 2,625 — — — 5,400 — —	(8) (7) (7) (7) (7) (7)	12.060 14.010 7.410 9.825 9.825 — 15.105 15.015 — — 15.070 15.070 — — 15.435 15.435 — — 13.890 13.890 — —	12/05/13 12/15/14 09/30/16 10/30/17 10/30/19 — 11/05/18 11/05/20 — — 09/30/19 09/30/21 — — 10/02/20 10/20/22 — — 12/05/20 12/05/22 — —	— — — — — — — — — 210 — — — 301 — — — 438 — — — 900	— — — — — — — — — 3,098 — — — 4,440 — — — 6,461 — — — 13,275	— — — — — 1,750 — — 1,313 — — — 1,313 — — — 1,313 — — — 2,700 —	— — — — — 25,813 — — 19,367 — — — 19,367 — — — 19,367 — — — 39,825 —

		Option Awards						Stock Awards
	Grant	Number of Securities Underlying Unexercised Options (#)(1)	Number of Securities Underlying Unexercised Options (#)(1)(2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Name	Date	Exercisable	Unexercisable	(#)(2)		($)	Date	(#)(2)(3)	($)(5)	(#)(2)(4)	($)(5)
Brian J. Sisko	08/20/07

08/20/07

09/30/08

09/30/08

10/30/09

10/30/09

10/30/09

11/05/10

11/05/10

11/05/10

11/05/10

09/30/11

09/30/11

09/30/11

09/30/11

10/02/12

10/02/12

10/02/12

10/02/12

12/05/12

12/05/12

12/05/12

12/05/12

		41,666 29,329 5,250 3,324 2,870 — — 1,956 — — — 1,212 — — — — — — — — — — —	— — — — 755 — — 1,799 — — — 2,667 — — — 3,672 — — — 810 — — —	— 95,671 — 13,092 — 10,875 — — 11,265 — — — 11,638 — — — 11,015 — — — 2,430 — —	(8) (7) (7) (7) (7) (7) (7)	12.636 12.636 7.410 7.410 9.825 9.825 — 15.105 15.105 — — 15.070 15.070 — — 15.435 15.435 — — 13.890 13.890 — —	08/20/15 08/20/15 09/30/16 09/30/16 10/30/17 10/30/19 — 11/05/18 11/05/20 — — 09/30/19 09/30/21 — — 10/02/20 10/02/22 — — 10/05/20 10/05/22 — —	— — — — — — — — — — 901 — — — 1,334 — — — 1,836 — — — 405	— — — — — — — — — — 13,290 — — — 19,677 — — — 27,081 — — — 5,974	— — — — — — 7,250 — — 5,630 — — — 5,819 — — — 5,508 — — — 1,215 —	— — — — — — 106,938 — — 83,043 — — — 85,830 — — — 81,243 — — — 17,921 —
Peter J. Boni (9)	08/16/05 08/16/05 09/30/08 09/30/08 10/30/09 10/30/09 10/30/09 11/05/10 11/05/10 11/05/10 11/05/10 09/30/11 09/30/11 09/30/11 09/30/11 10/02/12 10/02/12 10/02/12 10/02/12	166,666 167,310 49,999 30,377 12,370 — — 5,333 — — — 3,341 — — — — — — —	— — — — 3,255 — — 4,907 — — — 7,349 — — — 10,217 — — —	— 332,690 — 119,623 — 46,875 — — 30,715 — — — 32,069 — — — 30,652 — —	(6) (7) (7) (7) (7) (7)	7.650 7.650 7.410 7.410 9.825 9.825 — 15.105 15.105 — — 15.070 15.070 — — 15.435 15.435 — —	08/16/13 08/16/13 09/30/16 09/30/16 10/30/17 10/30/19 — 11/05/18 11/05/20 — — 09/30/19 09/30/21 — — 10/02/20 10/02/22 — —	— — — — — — — — — 2,453 — — — 3,674 — — — — 5,109	— — — — — — — — — 36,182 — — — 54,192 — — — — 75,358	— — — — — — 31,250 — — — 15,360 — — — 16,034 — 15,325 — —	— — — — — — 460,938 — — — 226,560 — — — 236,502 — 226,044 — —

(1)	Unless otherwise identified by footnote, options are subject to time-based vesting, with 25% of the underlying shares vesting on the first anniversary date of the grant date and the remaining underlying shares vesting in 36 equal installments each month thereafter.
(2)	Vesting of equity awards may be accelerated upon death, permanent disability, retirement on or after 65th birthday, termination of employment for good reason or without cause, or termination of employment in connection with a change in control. Further information regarding the equity awards that are subject to acceleration of vesting in each circumstance can be found below under “Potential Payments upon Termination or Change in Control.”
(3)	The shares included in this column vest 25% on the first anniversary date of the grant date, with the remaining 75% of the shares vesting in equal monthly installments over the next 36 months.

(4)	The PSUs included in this column are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies over a 10-year period, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” Each PSU entitles a named executive officer to receive one share of Safeguard common stock on or about the date upon which the PSU vests.
(5)	Under SEC rules, the value is calculated based on the year-end closing stock price of $14.75, as reported on the NYSE composite tape, multiplied by the number of shares or the number of shares of stock underlying the PSUs that have not vested.
(6)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 10%	$12.2154
Next 20%	$18.9288
Next 30%	$27.8796
Final 40%	$39.0684

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).

(7)	These options are subject to performance-based vesting and vest based on the aggregate cash produced as a result of exit transactions involving certain of our partner companies relative to the amount of cash deployed in connection with such partner companies, as described in detail under “Compensation Discussion and Analysis –– Long-Term Incentives.” With the initial award of performance-based vesting options in 2008, the Compensation Committee established an initial group of companies which consisted of our partner companies existing as of September 30, 2008, other than Clarient, Inc. (“Initial Group”), and tied the vesting of the performance-based options issued in 2008 to predetermined levels of net proceeds returned to us based on exit transactions involving the Initial Group. For the 2009 grants and 2011 grants, the group of companies to which performance-based vesting is tied consists of those partner companies into which we first deployed capital during the preceding 12 months. For the 2010 and 2012 grants, the group of companies to which performance-based vesting is tied consists of those partner companies into which we first deployed capital during the preceding 24 months.
(8)	These options are market-based vesting options and vest upon the achievement of improvement in Safeguard’s stock price. Achievement is measured based on the average daily closing price of Safeguard common stock as reported on the NYSE composite tape for 20 consecutive trading days. The following table shows the per share stock prices at which portions of the shares underlying these market-based vesting options vest:

Percentage of Shares Underlying Options That Vest	Per Share Stock Price
First 20%	$18.9288
Next 30%	$27.8796
Next 40%	$39.0684
Final 10%	$43.3476

In addition to vesting upon the achievement of a specified per share stock price, the shares underlying the options may vest on a pro rata basis on each six-month anniversary of the grant date if the per share stock price is between the designated stock prices (based on the highest average closing price of a share of our common stock as reported on the NYSE composite tape for 20 consecutive trading days during each six-month period).

(9)	Under the terms of Mr. Boni’s November 2012 agreement with Safeguard, contingent upon his continued service to Safeguard through December 31, 2013, (i) all outstanding performance-based stock options and performance stock units held by Mr. Boni will remain outstanding and eligible to vest, based on attainment of the applicable metrics, until December 31, 2013; (ii) all time-based vesting stock options and restricted stock awards will remain outstanding and continue vesting through December 31, 2013; (iii) consistent with the terms of his options, time-based vesting stock options that are not vested and exercisable will become fully vested on December 31, 2013; and (iii) all vested options that are outstanding on December 31, 2013 will remain outstanding and exercisable until the earlier of their stated expiration date or December 31, 2014, subject to earlier exercise.

Option Exercises and Stock Vested—2012

The following table shows restricted stock awards that vested during 2012. There were no stock options exercised by the named executive officers during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Stephen Zarrilli	—	—	1,239	19,437
James A. Datin	—	—	3,913	63,582
Jeffrey B. McGroarty	—	—	543	8,951
Brian J. Sisko	—	—	2,772	44,945
Peter J. Boni	—	—	7,067	114,402

(1)	The value realized on vesting is determined by multiplying the number of shares vested by the average of the high and low trading prices of Safeguard’s common stock, as reported on the NYSE consolidated tape, on each vesting date.

Nonqualified Deferred Compensation—2012

In 2003, Safeguard adopted an Executive Deferred Compensation Plan, which is a nonqualified, unfunded plan that provided for a designated group of employees to obtain credits in the form of Safeguard contributions that were allocated to accounts for the benefit of each participant. Participants were not able to defer compensation under the plan. This plan was adopted in order to approximate matching contributions under our 401(k) plan which, based upon the terms and structure of our 401(k) plan, were not available to our most highly compensated personnel.

During 2008, the Compensation Committee approved a change to our 401(k) plan which allowed matching contributions for all of our employees beginning in 2009. Therefore, no contributions have been made to this plan since 2009, and we do not expect to make any future contributions under this plan. Amounts accrued for prior periods will remain credited, and earnings on those prior amounts will continue to be credited, to prior participants in accordance with the terms of the plan.

Lump sum distributions of the vested balance in a named executive officer’s account are made six months following termination.

A committee appointed by Safeguard’s Board selects the funds or indices that are used for purposes of calculating the earnings that are credited to each participant’s account based on a notional investment in the selected funds or indices. For 2012, we calculated earnings based on the performance of the notional investment in the Vanguard 500 Index Signal Fund (VIFSX), one of the investment choices available to participants in our 401(k) plan. The committee, in its discretion, may replace this fund and add new funds.

The following table shows earnings for 2012 and account balances at December 31, 2012, for the named executive officers. There were no withdrawals by, or distributions to, the named executive officers during 2012.

Name	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Stephen T. Zarrilli	—	—	—	—
James A. Datin	—	9,703	—	68,206
Jeffrey B. McGroarty	—	6,448	—	45,326
Brian J. Sisko	—	4,973	—	29,612
Peter J. Boni	—	9,703	—	68,206

(1)	Earnings in the last fiscal year are included in the Summary Compensation Table under “Change in Pension Value and Nonqualified Deferred Compensation Earnings.”
(2)	The balance in each named executive officer’s account consists of contributions credited by us and notional accrued gains or losses. At December 31, 2012, each of the named executive officers was fully vested.

Potential Payments upon Termination or Change in Control

Agreements with Mr. Boni

As described above under “Compensation Discussion and Analysis,” effective November 1, 2012, Peter J. Boni retired as our President and Chief Executive Officer, and we entered into a Letter Agreement with Mr. Boni pursuant to which he serves as our CEO Emeritus and remains on our Board until the 2013 Annual Meeting of Shareholders. Under the Letter Agreement, Mr. Boni also will serve in the position of special advisor to Safeguard until December 31, 2013. The components of compensation that are being paid to Mr. Boni in connection with his retirement and which would be payable to Mr. Boni in the event of a change in control prior to the date on which he separates from service to Safeguard are described in detail under “Compensation Discussion and Analysis –– Severance and Change-in-Control Arrangements – Arrangements with Peter J. Boni.”

Agreements with Messrs. Zarrilli, Datin and Sisko

Messrs. Zarrilli, Datin and Sisko each have agreements with us which provide for certain benefits upon termination of employment without cause or for good reason, either involuntarily or in connection with a change in control. Under these agreements, the following definitions apply:

Cause	→	Violation of any of our written policies; appropriation of a material business opportunity of our company; misappropriation of company assets; conviction of a felony or any other crime with respect to which imprisonment is a possible punishment; or breach of any material term of the executive’s employment agreement or any other agreement with, or duty owed to, us or any of our partner companies.

Good Reason	→	A material diminution, without the executive’s consent, in the nature or status of the executive’s position, title, reporting relationship, duties, responsibilities or authority; a material reduction of the executive’s base salary; a material breach by us of the executive’s agreement; the relocation of our principal office by more than 30 to 35 miles; or an executive’s assignment, without his consent, to be based anywhere other than our principal office.

Change in Control	→

A change in control generally occurs when:

•        A person becomes the beneficial owner of securities having 50% or more of the combined voting power of our securities;

•        Less than a majority of our Board consists of continuing directors (which means a director who either is a member of the Board as of the effective date of the change in control or is nominated or appointed to serve as a director by a majority of the then continuing directors);

•        We are subject to a merger or other business combination transaction as a result of which holders of a majority of our equity securities do not own a majority of the equity securities of the surviving company;

•        We sell all or substantially all of our assets or are liquidated.

Payments Made upon Involuntary Termination of Employment without Cause or for Good Reason

Messrs. Zarrilli, Datin and Sisko will receive the following benefits upon involuntary termination of employment without cause or for good reason:

•	Messrs. Zarrilli and Sisko:

•	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;

•	All time-vested stock options will fully vest and remain exercisable for 36 months and vested performance-based stock options will remain exercisable for 12 months;

•	12 months’ continued coverage under our medical, dental and life insurance plans; and

•	Up to $20,000 for outplacement services or office space.

•	Mr. Datin:

•

A lump sum payment equal to his then current annual base salary and the greater of his target bonus (not less than 100% of current base salary) for the year of termination or the average of his actual bonuses for the last three completed fiscal years;

•	All vested stock options will remain exercisable for 12 months; and

•	12 months’ continued coverage under our medical and dental plans.

Payments Made upon a Change in Control or Involuntary Termination of Employment without Cause or for Good Reason in Connection with a Change in Control

Messrs. Zarrilli, Datin and Sisko will not be entitled to any other payments or benefits (except those that are provided on a non-discriminatory basis to our employees generally upon termination of employment) unless the change in control is coupled with a loss of employment or a substantial change in job duties as described above.

Upon involuntary termination of employment without cause or for good reason within 18 months following a change in control (for Messrs. Zarrilli and Sisko) or within six months before or 12 months following a change in control (for Mr. Datin), our named executive officers will receive the following benefits:

•	Messrs. Zarrilli and Sisko:

•	A lump sum payment equal to 1.5 times the executive’s then current base salary and the executive’s earned prorated bonus for the year of termination;

•

All time-vested stock options will fully vest and remain exercisable for 36 months, all performance-based stock options that have not otherwise vested will vest and remain exercisable for 24 months, and all restricted stock awards and performance stock units that have not otherwise vested will vest;

•	12 months’ continued coverage under our medical, health and universal life insurance plans; and

•	Up to $20,000 for outplacement services or office space.

•	Mr. Datin:

•

A lump sum payment equal to two times his then current base salary and two times the greater of his target bonus (not less than 100% of current base salary) for the year of termination or the average of his actual bonuses for the last three completed fiscal years;

•	All stock options, restricted stock awards and performance stock units that have not otherwise vested will fully vest and all stock options will remain exercisable for 24 months; and

•	Continued coverage under our medical and dental plans for 24 months.

Other Payments Made upon Termination of Employment

Regardless of the manner in which a named executive officer’s employment terminates, he also generally will receive payments and benefits that are provided on a non-discriminatory basis to our employees upon termination of employment, including the following:

•	Amounts earned during his term of employment;

•	Upon his death, disability or voluntary termination of employment, his accrued unused vacation pay;

•

Amounts contributed by us for the year of termination under our 401(k) plan (if he has completed the required hours of service, if any, and is an employee on the date as of which we make a contribution);

•	Distribution of accrued and vested plan balances under our 401(k) plan and nonqualified deferred compensation plan;

•	Reimbursement of eligible dental expenses for services incurred prior to termination;

•

Upon his death, disability or retirement on or after his 65th birthday, accelerated vesting of stock options subject to time-based vesting that have not otherwise vested and extension of the post-termination exercise period for all stock options from 90 days to 12 months; and

•

Upon his death or disability, payment of benefits under our other broad-based employee benefit programs, including short-term and long-term disability plans, life insurance program, accidental death and dismemberment plan and business travel insurance plan, as applicable.

The following table shows the potential incremental payments and benefits which our current named executive officers would have been entitled to receive upon termination of employment in each situation listed in the table below under their respective agreements and our broad-based employee benefit programs. The amounts shown do not include certain payments and benefits available generally to salaried employees upon termination of employment, such as distributions from our 401(k) and deferred compensation plans. The amounts shown in the table are based on an assumed termination as of December 31, 2012, and represent estimates of the maximum incremental amounts and benefits that would have been paid to each executive upon his termination which we have calculated: (i) by multiplying the 2012 annualized base salary for each named executive officer by the multiplier in each scenario that is specified in each such executive’s agreement with us; (ii) for Mr. Datin, by multiplying his 2012 target incentive awards by the multiplier in each scenario that is specified in his agreement with us; (iii) for Messrs. Zarrilli and Sisko, by assuming they would have been entitled to their respective 2012 annualized target incentive award for the full year; and (iv) by using our 2013 premium costs for calculating the value of the health and welfare benefits. The actual amounts to be paid to each executive would depend on the time and circumstances of an executive’s separation from Safeguard.

	Salary and Bonus ($)	Life Insurance Proceeds or Disability Income ($)	Health and Welfare Benefits ($)	Acceleration of Equity Awards ($)(1)	Total Termination Benefits ($)
Stephen T. Zarrilli
• Normal Retirement (65+) • Permanent disability • Death • Involuntary termination without cause or for good reason • Change-in-control termination, involuntarily or for good reason	— — — 1,250,000 1,250,000	— 3,973,400 1,300,000 — —	— — — 42,852 42,852	— 20,757 20,757 20,757 2,232,591	— 3,994,157 1,320,757 1,313,609 3,525,443
James A. Datin
• Normal Retirement (65+) • Permanent disability • Death • Involuntary termination without cause or for good reason • Change-in-control termination, involuntarily or for good reason	— — — 900,000 1,800,000	— 4,104,675 1,200,000 — —	— — — 13,943 27,886	— 7,501 7,501 — 2,062,175	— 4,112,176 1,207,501 913,943 3,890,061
Jeffrey B. McGroarty
• Normal Retirement (65+) • Permanent disability • Death • Involuntary termination without cause or for good reason • Change-in-control termination	— — — — —	— 3,276,625 1,000,000 — —	— — — — —	— 2,445 2,445 — 189,909	— 3,279,970 1,002,445 — 189,909
Brian J. Sisko
• Normal Retirement (65+) • Permanent disability • Death • Involuntary termination without cause or for good reason • Change-in-control termination, involuntarily or for good reason	— — — 853,125 853,125	— 2,953,688 1,125,000 — —	— — — 38,179 38,179	— 4,415 4,415 4,415 799,404	— 2,958,103 1,129,415 895,719 1,690,708

(1)	Under SEC rules, the value related to the acceleration of equity awards in each scenario is calculated as of December 31, 2012, based on (i) the number of shares underlying stock options for which vesting would have been accelerated, multiplied by the difference between our year-end closing stock price, as reported on the NYSE composite tape, and the exercise price of stock options for which vesting would have been accelerated; and (ii) for restricted stock awards, the number of shares for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape; and (iii) for performance stock units, the number of shares underlying performance stock units for which vesting would have been accelerated, multiplied by our year-end closing stock price, as reported on the NYSE composite tape.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater than 10% holders of our common stock to file with the SEC reports of ownership of our securities and changes in ownership of our securities. Based solely on our review of the copies of reports we have received and upon written representations from the reporting persons that no Form 5 reports were required to be filed by those persons, Safeguard believes there were no late filings by our directors and executive officers during 2012. There were no known holders of greater than 10% of our common stock during 2012 who failed to file the required reports.

OTHER MATTERS

Expenses of Solicitation

Safeguard will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to our shareholders. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation.

Procedures for Submitting Shareholder Proposals

Proposals for Inclusion in the Proxy Statement. Under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, shareholders may present proper proposals for inclusion in Safeguard’s proxy statement for consideration at our next annual meeting of shareholders by submitting the proposals to Safeguard in a timely manner. To be included in our proxy statement for our 2014 annual meeting, shareholder proposals must be received by Safeguard no later than December 17, 2013. Such proposals should be sent to:

Safeguard Scientifics, Inc.

Attention: Secretary

435 Devon Park Drive, Building 800

Wayne, PA 19087-1945

Proposals not Included in the Proxy Statement. With respect to proposals not intended for inclusion in Safeguard’s proxy materials for next year’s annual meeting, if Safeguard does not receive notice of such a proposal by March 2, 2014 and the matter is raised at that meeting, the proxy holders will have discretionary authority to vote on the matter. All proposals and notifications should be addressed to the Secretary at the above address.

Additional Information

Safeguard’s annual report to shareholders for the year ended December 31, 2012, including consolidated financial statements and the related notes thereto and other information with respect to Safeguard and our partner companies, will be mailed, together with this proxy statement, on or about April 16, 2013, to shareholders of record as of the close of business on March 27, 2013.

General

Our Internet website address included in this proxy statement is provided for the convenience of our shareholders. The information contained therein or connected thereto are not intended to be incorporated into this proxy statement. All references to our website address are intended to be inactive textual references only.

Safeguard is not aware of any other business to be presented at the annual meeting. If matters other than those described in this proxy statement should properly arise at the annual meeting, the proxies will use their discretion to vote on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Deirdre Blackburn

Secretary

April 10, 2013

SAFEGUARD

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE GRAY BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2013.

Vote by Internet

- Go to **www.investorvote.com/SFE**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board recommends a vote FOR all nominees and FOR Proposals 2 and 3.

1. ELECTION OF DIRECTORS—Nominees:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - Julie A. Dobson	☐	☐	02 - Keith B. Jarrett	☐	☐	03 - Andrew E. Lietz	☐	☐
04 - George MacKenzie	☐	☐	05 - George D. McClelland	☐	☐	06 - Jack L. Messman	☐	☐
07 - John J. Roberts	☐	☐	08 - Robert J. Rosenthal	☐	☐	09 - Stephen T. Zarrilli	☐	☐

☐ **To cumulate votes, write "cumulate for" in the space below, followed by the name of the nominee(s) and the number of votes to be cast for each nominee.**

	For	Against	Abstain
2. Ratification of KPMG LLP as the Company's independent registered public accounting firm for 2013.	☐	☐	☐
3. Advisory resolution to approve the compensation of our named executive officers.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Computershare is the stock transfer agent and registrar for Safeguard Scientifics, Inc. **Computershare** provides you the flexibility to access information and process transactions using its toll-free shareholder services center, automated telephone support system and Internet capabilities.

Contacting Computershare

Please direct your inquiries and transaction requests to **Computershare** using the options listed below:

Telephone inquiries:	1-800-736-3001 (U.S., Canada, Puerto Rico) 1-781-575-3100 (non U.S.) 1-800-952-9245 (TDD)
E-mail inquiries:	web.queries@computershare.com
Written requests:	Computershare Investor Services P.O. Box 43078 Providence, RI 02940

Investor Centre

You also can manage your account online via Investor Centre, Computershare's Web-based tool for shareholders. Here you can view your account details, update your account information and process various transactions. Registration is quick and easy. You can access The Investor Centre at www.computershare.com/investor.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

SAFEGUARD™

Proxy — Safeguard Scientifics, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SAFEGUARD SCIENTIFICS, INC.

No matter how many shares you hold, we consider your vote important and encourage you to vote as soon as possible. When you sign and return this proxy card, you

- appoint Brian J. Sisko and Jeffrey B. McGroarty (or any substitutes they may appoint), as proxies to vote your shares, as you have instructed, at the annual meeting on May 23, 2013, and at any adjournments of that meeting;
- authorize the proxies to vote, in their discretion, upon any other business properly presented at the meeting; and
- revoke any previous proxies you may have signed.

IF YOU SIGN AND RETURN THE PROXY BUT DO NOT INDICATE HOW YOU WISH TO VOTE, THE PROXIES WILL VOTE (1) FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; (2) FOR RATIFICATION OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013; (3) FOR THE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE PROXY STATEMENT; AND (4) AS THEY MAY DETERMINE, IN THEIR DISCRETION, WITH REGARD TO ANY OTHER MATTER PROPERLY PRESENTED AT THE MEETING.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENTS OR POSTPONEMENTS OF THE MEETING.

UNLESS OTHERWISE INSTRUCTED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

(continued, and to be marked, signed and dated, on the reverse side)